Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED AUGUST 16, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024, Supplement No. 6 dated July 18, 2024 and Supplement No. 7 dated August 2, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•an update to the valuation of our properties;
•an update to the “Experts” section of our prospectus; and
•our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

Valuation of Properties

The estimated value of our investments in real estate as of June 30, 2024 was $495,500,000. Altus Group U.S. Inc. ("Altus Group") serves as our independent valuation advisor. Altus Group is responsible for providing an opinion of fair value in individual appraisal reports or expressing an opinion as to the reasonableness of the value expressed in individual third-party appraisal reports based on its review of the underlying reports. Altus Group does not calculate and is not responsible for our daily NAV per share for any class of our shares.

Experts

The following disclosure is added to the “Experts” section of our prospectus.

The estimated value of our investments in real estate as of June 30, 2024 presented on page 1 of this Supplement No. 8 under the section “Valuation of Properties” has been reviewed by Altus Group, an independent valuation firm, and represents the sum of the estimated values of our investments in real estate as of June 30, 2024 as derived from property valuations, appraisals and acquisitions contained in a schedule submitted by Altus Group in accordance with the process described in our prospectus under the captions “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties,” and is included in this Supplement No. 8 given the authority of such firm as experts in property valuations and appraisals. Altus Group is responsible for providing an opinion of fair value in individual appraisal reports or expressing an opinion as to the reasonableness of the value expressed in individual third-party appraisal reports based on its review of the underlying reports. Altus Group does not calculate and is not responsible for our daily NAV per share for any class of our shares.

Quarterly Report on Form 10-Q

The prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the quarterly period ended June 30, 2024 that was filed with the SEC on August 12, 2024, a copy of which is attached to this Supplement No. 8 as Appendix A.

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 10-Q
_________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____

Commission file number 000-55598
__________________________________________
RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland	45-4478978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
875 Third Avenue, 26th Floor, New York, NY 10022	(212) 454-4500
(Address of principal executive offices; zip code)	(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
 ________________________________________________________________________

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 8, 2024, the registrant had 4,036,635 shares of Class A common stock, $.01 par value, outstanding, 10,550,176 shares of Class I common stock, $.01 par value, outstanding, 67,903 shares of Class T common stock, $.01 par value, outstanding, 2,461,408 shares of Class D common stock, $.01 par value, outstanding, 610,980 shares of Class N common stock, $.01 par value, outstanding, 536,032 shares of Class M-I common stock, $.01 par value, outstanding, 685,571 shares of Class T2 common stock, $.01 par value, outstanding, 75,000 shares of Class Z common stock, $.01 par value and no shares of Class S common stock, $.01 par value, outstanding.

RREEF PROPERTY TRUST, INC.
QUARTERLY REPORT ON FORM 10-Q
For the Quarter Ended June 30, 2024

PART I
FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
RREEF PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2024 (unaudited)	December 31, 2023
ASSETS
Investment in real estate assets, net	$382,881	$373,806
Investment in marketable securities	110	109
Real estate loans held in consolidated CMBS Trust, at fair value	1,154,171	1,182,995
Cash and cash equivalents	4,634	5,065
Receivables, net of allowance for doubtful accounts of $92 and $92, respectively	6,631	5,250
Accrued interest receivable from real estate loans held in consolidated CMBS Trust	4,377	4,238
Deferred leasing costs, net of amortization of $2,701 and $2,087, respectively	2,069	2,647
Prepaid and other assets	3,123	2,646
Total assets	$1,557,996	$1,576,756
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit, net	$71,230	$54,335
Mortgage loans payable, net	188,788	188,944
Bonds payable held in consolidated CMBS Trust, at fair value	1,128,583	1,150,454
Accrued interest payable on bonds held in consolidated CMBS Trust	4,377	4,136
Accounts payable and accrued expenses	8,588	5,751
Due to affiliates	18,158	18,321
Note to affiliate, net of unamortized discount of $177 and $274, respectively	5,206	5,109
Acquired below market lease intangibles, less accumulated amortization of $10,620 and $10,387, respectively	7,717	7,950
Distributions payable	657	635
Other liabilities	1,799	1,938
Total liabilities	1,435,103	1,437,573
Stockholders' Equity:
Class A common stock, 4,086,510 and 4,244,611 issued and outstanding, respectively	41	42
Class D common stock, 2,518,153 and 2,580,099 issued and outstanding, respectively	26	26
Class I common stock, 10,728,448 and 11,132,527 issued and outstanding, respectively	108	111
Class M-I common stock, 545,861 and 489,010 issued and outstanding, respectively	5	5
Class N common stock, 614,265 and 577,098 issued and outstanding, respectively	6	6
Class T common stock, 73,221 and 101,743 issued and outstanding, respectively	1	1
Class T2 common stock, 650,013 and 643,843 issued and outstanding, respectively	6	6
Class Z common stock, 75,000 issued and outstanding	1	1
Additional paid-in capital	228,134	236,592
Deficit	(105,435)	(97,607)
Total stockholders' equity	122,893	139,183
Total liabilities and stockholders' equity	$1,557,996	$1,576,756
The accompanying notes are an integral part of these consolidated financial statements.
4

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Property related income	$10,384	$10,714	$20,270	$23,882
Interest income	32	—	60	—
Investment income on marketable securities	1	1	2	44
Total revenues	10,417	10,715	20,332	23,926
Expenses
General and administrative expenses	671	593	1,363	1,277
Property operating expenses	2,926	3,361	5,954	6,562
Advisory fees	652	782	1,300	1,650
Depreciation	2,367	2,890	4,709	5,713
Amortization	795	978	1,308	2,945
Total operating expenses	7,411	8,604	14,634	18,147
Net realized gain upon sale of real estate	—	15,426	—	15,968
Net realized gain upon sale of marketable securities	—	—	4	3,472
Loss on extinguishment of debt	—	(131)	—	(131)
Net realized gain upon partial sale of investment in CMBS Trust	—	—	465	—
Net unrealized change in fair value of investment in marketable securities	(2)	2	(5)	(1,281)
Change in net assets of consolidated CMBS Trust	177	657	382	1,422
Operating income	3,181	18,065	6,544	25,229
Interest expense	(3,192)	(3,284)	(6,490)	(6,343)
Net (loss) income	$(11)	$14,781	$54	$18,886
Basic and diluted net income per share:
Class A common stock	$—	$0.70	$—	$0.87
Class I common stock	$—	$0.70	$—	$0.87
Class T common stock	$—	$0.70	$—	$0.87
Class D common stock	$(0.01)	$0.70	$(0.02)	$0.87
Class N common stock	$—	$0.70	$—	$0.87
Class M-I common stock	$—	$0.70	$—	$0.87
Class T2 common stock	$—	$0.70	$—	$0.87
Class Z common stock	$—	$0.70	$—	$0.87

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands, except share and per share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit	Total Stockholders' Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2023	—	$—	19,843,931	$198	$236,592	$(97,607)	$139,183
Issuance of common stock	—	—	164,937	2	2,270	—	2,272
Issuance of common stock through the distribution reinvestment plan	—	—	146,776	1	2,009	—	2,010
Redemption of common stock	—	—	(992,127)	(9)	(13,597)	—	(13,606)
Distributions to investors	—	—	—	—	—	(3,922)	(3,922)
Offering costs	—	—	—	—	(397)	—	(397)
Equity based compensation	—	—	1,252	—	19	—	19
Net income	—	—	—	—	—	65	65
Balance, March 31, 2024	—	$—	19,164,769	$192	$226,896	$(101,464)	$125,624
Issuance of common stock	—	—	84,015	1	1,151	—	1,152
Issuance of common stock through the distribution reinvestment plan	—	—	147,163	1	2,005	—	2,006
Redemption of common stock	—	—	(105,870)	—	(1,454)	—	(1,454)
Distributions to investors	—	—	—	—	—	(3,960)	(3,960)
Offering costs	—	—	—	—	(484)	—	(484)
Equity based compensation	—	—	1,394	—	20	—	20
Net loss	—	—	—	—	—	(11)	(11)
Balance, June 30, 2024	—	$—	19,291,471	$194	$228,134	$(105,435)	$122,893
The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands, except share and per share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit	Total Stockholders' Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2022	—	$—	22,433,154	$225	$278,007	$(99,681)	$178,551
Issuance of common stock	—	—	545,253	6	8,844	—	8,850
Issuance of common stock through the distribution reinvestment plan	—	—	151,160	1	2,356	—	2,357
Redemption of common stock	—	—	(1,138,837)	(11)	(18,496)	—	(18,507)
Distributions to investors	—	—	—	—	—	(4,486)	(4,486)
Offering costs	—	—	—	—	(795)	—	(795)
Equity based compensation	—	—	609	—	11	—	11
Net Income	—	—	—	—	—	4,105	4,105
Balance, March 31, 2023	—	$—	21,991,339	$221	$269,927	$(100,062)	$170,086
Issuance of common stock	—	—	289,014	2	4,312	—	4,314
Issuance of common stock through the distribution reinvestment plan	—	—	152,364	—	2,227	—	2,227
Redemption of common stock	—	—	(1,110,842)	(10)	(16,610)	—	(16,620)
Distributions to investors	—	—	—	—	—	(4,335)	(4,335)
Offering costs	—	—	—	—	(666)	—	(666)
Equity based compensation	—	—	936	—	15	—	15
Net income	—	—	—	—	—	14,781	14,781
Balance, June 30, 2023	—	$—	21,322,811	$213	$259,205	$(89,616)	$169,802
The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$54	$18,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,709	5,713
Net realized gain from sale of real estate assets	—	(15,968)
Net realized gain upon sale of marketable securities	(4)	(3,472)
Net realized gain upon partial sale of investment in CMBS Trust	(465)	—
Net unrealized (gain) loss on investments held at fair value	(165)	471
Loss on extinguishment of debt	—	131
Share based compensation	39	26
Amortization of intangible lease assets and liabilities	1,132	568
Amortization of deferred financing costs	487	266
Straight line rent	(1,247)	(263)
Amortization of discount on note to affiliate	97	93
Changes in assets and liabilities:
Receivables, net	49	690
Accrued interest receivable net of accrued interest payable, CMBS Trust	102	—
Deferred leasing costs	(15)	(1,111)
Prepaid and other assets	(483)	(504)
Accounts payable and accrued expenses	102	511
Other liabilities	(177)	1,384
Due to affiliates	223	(48)
Net cash provided by operating activities	4,438	7,373
Cash flows from investing activities:
Proceeds from sale of real estate assets	—	41,859
Improvements to real estate assets	(11,834)	(1,215)
Investment in marketable securities	(51)	(1,484)
Proceeds from sale of marketable securities	49	30,578
Proceeds from partial sale of investment in CMBS Trust	7,588	—
Principal payments received from mortgage loans held in consolidated CMBS Trust	127	122
Net cash (used in) provided by investing activities	(4,121)	69,860
Cash flows from financing activities:
Proceeds from line of credit	23,187	20,000
Repayment of line of credit	(6,700)	(73,800)
Proceeds from mortgage loans payable	—	25,500
Repayment of mortgage loans payable	(235)	(14,869)
Distribution of principal payments to bondholders of consolidated CMBS Trust	(127)	(122)
Proceeds from issuance of common stock	3,233	12,970
Payment of financing costs	—	(1,109)
Payment of offering costs	(1,215)	(1,712)
Distributions to investors	(3,844)	(4,230)
Redemption of common stock	(15,047)	(35,331)
Net cash used in financing activities	(748)	(72,703)
Net increase/(decrease) in cash and cash equivalents	(431)	4,530
Cash and cash equivalents beginning of period	5,065	5,197
Cash and cash equivalents end of period	$4,634	$9,727
The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)
(Unaudited)

	Six Months Ended June 30,
Supplemental Disclosures of Non-Cash Investing and Financing Activities:	2024	2023
Distributions declared and unpaid	$657	$703
Common stock issued through the distribution reinvestment plan	4,016	4,584
Proceeds from issuance of common stock not yet received	200	369
Redemption of common stock not yet paid	13	—
Accrued offering costs not yet paid	487	825
Capital expenditures not yet paid	2,994	138

Supplemental Cash Flow Disclosures:
Interest paid	$5,899	$6,101

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2024
(Unaudited)
(in thousands except share and per share data)

NOTE 1 — ORGANIZATION

RREEF Property Trust, Inc. (the “Company”) was formed on February 7, 2012 as a Maryland corporation and has elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Substantially all of the Company's business is conducted through RREEF Property Operating Partnership, LP, the Company's operating partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. RREEF Property OP Holder, LLC (the “OP Holder”), a wholly-owned subsidiary of the Company, is the limited partner of the Operating Partnership. The Company's sponsor and advisor is RREEF America L.L.C. (“RREEF America”).

The Company invests in a diversified portfolio consisting primarily of high-quality, income-producing commercial real estate located in the United States, including, without limitation, office, industrial, retail and residential properties (“Real Estate Properties”). The Company also invests in common and preferred stock of REITs and other real estate companies (“Real Estate Equity Securities”) and in debt investments backed principally by real estate (“Real Estate Loans” and, together with Real Estate Equity Securities, “Real Estate-Related Assets”).

The Company raises capital through a combination of public and private offerings of its shares of common stock. On January 3, 2013, the Company commenced its initial public offering, which continued until June 30, 2016 (the “Initial Public Offering”). On July 12, 2016, the Company commenced its second public offering, which continued until January 8, 2020 (the “Second Public Offering”). On January 8, 2020, the Company commenced its third public offering, which continued until August 10, 2023 (the “Third Public Offering”).

On August 10, 2023, the Company commenced its fourth public offering, which is currently ongoing (the “Fourth Public Offering”). In the Fourth Public Offering, the Company is offering to the public up to $2,000,000 in various classes of common stock: Class A shares, Class I shares, Class M-I shares, Class N shares, Class S shares, Class T shares and Class T2 shares. The Class N and Class T shares are available for purchase only through the Company's distribution reinvestment plan (also see Note 10).

The Company and its Operating Partnership entered into a dealer manager agreement (the “Dealer Manager Agreement”) with DWS Distributors, Inc. (the “Dealer Manager”), a registered broker-dealer and an affiliate of RREEF America, to conduct the Company's public offerings. Also see Note 9.

The Company also has an ongoing private offering of up to a maximum of $350,000 in Class D shares under Regulation D of the Securities Act of 1933 (the "Reg D Private Offering") and a separate an ongoing private offering of up to a maximum of $300,000 in Class D shares under Regulation S of the Securities Act of 1933 (the "Reg S Private Offering" and, together with the Reg D Private Offering, the "Private Offerings"). In addition, the Company's charter authorizes Class Z shares, which have been and are expected to be offered only in a private offering to RREEF America.

Together, the Initial Public Offering, the Second Public Offering, the Third Public Offering, the Fourth Public Offering and the Private Offerings are collectively referred to as the "Offerings."

Shares of the Company’s common stock are sold at the Company’s net asset value (“NAV”) per share, plus, for Class A, Class S, Class T2 and Class D shares only, applicable selling commissions. Each class of shares have a different NAV per share because of certain class-specific fees. NAV per share is calculated by dividing the NAV at the end of each business day for each class by the number of shares outstanding for that class on such day.

The Company's NAV per share for its Class A, Class I, Class T, Class D, Class M-I, Class T2, and Class N shares is posted to the Company's website at www.rreefpropertytrust.com after the stock market close each business day. Additionally, the Company's NAV per share for its Class A, Class I, Class T, Class D, Class M-I, Class T2,

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
and Class N shares is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX, ZRPTTX, ZRPTDX, ZRPTMX, ZRPTUX, and ZRPTNX, respectively. The Company's NAV per share for its Class S shares will be available on the Company's website and via NASDAQ's Mutual Fund Quotation System once the first sale of shares for the share class has occurred.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the authoritative reference for U.S. generally accepted accounting principles (“GAAP”). There have been no significant changes to the Company's significant accounting policies during the six months ended June 30, 2024. The interim financial data as of June 30, 2024 and for the three and six months ended June 30, 2024 and 2023 is unaudited. In the Company’s opinion, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether the Company is the primary beneficiary. Under ASC 810, Consolidation, the Company is the primary beneficiary of a VIE when it has both (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts.

Real Estate Investments and Lease Intangibles

Entities are required to evaluate whether transactions should be accounted for as acquisitions (and dispositions) of assets or businesses. When substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Generally, a real estate asset and its related leases will be considered a single identifiable asset and therefore will not meet the definition of a business. If the real estate and related leases in an acquisition are determined to be an asset and not a business, then the acquisition related costs would be capitalized onto the consolidated balance sheets. Otherwise, such costs will be expensed upon completion of the transaction.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
The Company assesses the carrying values of real estate investments whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable, such as a reduction in the expected holding period of a property. A real estate investment is potentially impaired if the undiscounted cash flows to be realized over the expected hold period are less than the real estate investment’s carrying amount. In this case, an impairment loss will be recorded to the extent that the estimated fair value is lower than the real estate investment’s carrying amount. The estimated fair value is determined primarily using information contained within independent appraisals obtained quarterly by the Company from its independent valuation agent. Real estate investments that are expected to be disposed of are valued at the lower of carrying amount or estimated fair value less costs to sell. As of June 30, 2024 and December 31, 2023, none of the Company's real estate investments were impaired.

CMBS Trust

In October 2022, the Company purchased all of the Class D certificates and certain interest-only certificates of commercial mortgage backed securities ("CMBS") securitized through a trust (the “CMBS Trust”) sponsored by the Federal Home Loan Mortgage Corporation ("Freddie Mac"). An entity is a VIE when the interests of the entity provide differing rights and obligations to its holders. In particular, the CMBS Trust is a VIE as substantially all of its activities are for the benefit of the more senior tranches, but these senior tranches hold disproportionately few rights. Generally, a trust designates the most junior subordinate tranche outstanding as the controlling class, which entitles the holder of the controlling class to unilaterally appoint, remove and replace the special servicer for the trust. The Company believes the performance of the assets that underlie a CMBS issuance most significantly impact the economic performance of the trust itself, and the primary beneficiary is generally the entity that conducts activities that most significantly impact the performance of the underlying assets. The Class D certificates purchased by the Company represent the most subordinate tranche of the CMBS Trust giving the Company the aforementioned controlling class powers and therefore the Company is the primary beneficiary of the CMBS Trust. Accordingly, the Company consolidates the CMBS Trust in its entirety. In February and March 2024, the Company sold all of its investments in the interest-only certificates issued by the CMBS Trust, and in July 2024, the Company sold all of its investment in the Class D certificates (see Note 7).

While the Company has certain rights related to the special servicer, the Company does not have the ability to direct operating activities of the CMBS Trust. The assets of the CMBS Trust cannot be used to settle the liabilities of the Company nor is the Company obligated to use the Company's assets to settle the liabilities of the CMBS Trust. The Company's exposure to the CMBS Trust is through the subordinated tranches that the Company actually owns and is limited to the Company's investment in the CMBS Trust. For financial reporting purposes, the underlying mortgage loans held by the CMBS Trust are recorded as a separate line item on the consolidated balance sheet under “Real estate loans held in consolidated CMBS Trust, at fair value.” The liabilities of the CMBS Trust consist solely of obligations to the other certificate holders of the consolidated CMBS Trust, excluding the certificates held by the Company. The liabilities are presented as “Bonds payable held in consolidated CMBS Trust, at fair value” on the consolidated balance sheet.

The Company has elected the measurement alternative in ASC 810 to report the fair value of the assets and liabilities of the CMBS Trust in order to provide users of the financial statements with better information regarding the effects of credit risk and other market factors on the certificates owned by the Company. The Company has elected to show interest income and interest expense related to the CMBS Trust in aggregate with the change in fair value as “Change in net assets of consolidated CMBS Trust” on the consolidated statements of operations. The residual difference between the fair value of the CMBS Trust’s assets and liabilities represents the Company’s investments in the specific securities it owns at fair value.

Organization and Offering Costs

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
Organizational expenses and other expenses which do not qualify as offering costs are expensed as incurred. Offering costs are those costs incurred by the Company, RREEF America and its affiliates on behalf of the Company which relate directly to the Company’s activities of raising capital in the Offerings, preparing for the Offerings, the qualification and registration of the Offerings and the marketing and distribution of the Company’s shares. This includes, but is not limited to, accounting and legal fees, including the legal fees of the dealer manager for the public offerings, costs for registration statement amendments and prospectus supplements, printing, mailing and distribution costs, filing fees, amounts to reimburse RREEF America as the Company’s advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, amounts to reimburse the dealer manager for amounts that it may pay to reimburse the bona fide due diligence expenses of any participating broker-dealers supported by detailed and itemized invoices, telecommunication costs, fees of the transfer agent, registrars, trustees, depositories and experts, the cost of educational conferences held by the Company (including the travel, meal and lodging costs of registered representatives of any participating broker-dealers) and attendance fees and cost reimbursement for employees of affiliates to attend retail seminars conducted by broker-dealers. Offering costs will be paid from the proceeds of the Offerings. These costs will be treated as a reduction of the total proceeds. Total organization and offering costs incurred by the Company with respect to a particular public offering will not exceed 15% of the gross proceeds from such particular public offering. In addition, the Company will not reimburse RREEF America or the dealer manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company’s total underwriting compensation to exceed 10% of the gross proceeds from the primary portion of each public offering.

Included in offering costs are (1) distribution fees paid on a trailing basis at the rate of (a) 0.50% per annum on the NAV of the outstanding Class A Shares, (b) 1.00% per annum on the NAV of the outstanding Class T Shares, and (c) 0.85% per annum on the NAV of the outstanding Class S and Class T2 Shares, and (2) dealer manager fees paid on a trailing basis at the rate of 0.55% per annum on the NAV of the outstanding Class A and Class I Shares (collectively, the "Trailing Fees"). The Trailing Fees are computed daily based on the respective NAV of each share class as of the beginning of each day and paid monthly. However, at each reporting date, the Company accrues an estimate for the amount of Trailing Fees that ultimately may be paid on the outstanding shares. Such estimate reflects the maximum amount of underwriting compensation that could be paid based on the amount of capital raised as of the reporting date for the primary portion of each separate public offering. Changes in this estimate will be recorded prospectively as an adjustment to additional paid-in capital. As of June 30, 2024 and December 31, 2023, the Company has accrued $17,523 and $17,896, respectively, in Trailing Fees to be payable in the future, which was included in due to affiliates on the consolidated balance sheets.

Revenue Recognition

In accordance with FASB Topic 842, Leases (ASC 842), and related ASU's that amended or clarified certain provisions of ASC 842, the Company elected a practical expedient to not separate lease and non-lease components of a lease and instead accounts for them as a single component if two criteria are met: (i) the timing and pattern of transfer of the non-lease component(s) and associated lease component are the same, and (ii) the lease component, if accounted for separately, would be classified as an operating lease. The Company has evaluated the lease and non-lease components within its leases under the practical expedient and reports rental and other property income and common area expense reimbursement income as a single component on the Company’s consolidated statements of operations.

Contractual base rental revenue from real estate leases is recognized on a straight-line basis over the terms of the related leases. The differences between contractual base rental revenue earned from real estate leases on a straight-line basis and amounts due under the respective lease agreements are amortized or accreted, as applicable, to deferred rent receivable. Property related income will also include amortization of above- and below-market leases as well as amortization of lease incentives. Revenues relating to lease termination fees for the termination of an entire lease will be recognized at the time that a tenant’s right to occupy the leased space beyond a specified date is

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
terminated and collectibility is reasonably assured. Lease termination fees may be recognized on a straight-line basis over the remaining term of the lease.

Under ASC 842, the future revenue stream from leases must be evaluated for collectibility. Pursuant to these provisions, if an entity has determined that the collectibility of substantially all future lease payments from a particular lease is not at least probable, then the entity must write off its existing receivable balances (except receivable amounts which are under dispute by the tenant), including any deferred rent amounts recognized on a straight-line basis, and instead begin recognizing revenue from such lease on cash basis. The factors used to evaluate the collectibility of future lease payments for each lease may include, but not be limited to, the tenant's payment history, current payment status, publicly available information about the financial condition of the tenant and other information about the tenant of which the entity may be aware. In addition, the Company may consider the impact of current macroeconomic conditions, such as inflation and recent increases in interest rates. As of June 30, 2024, the Company has assessed that substantially all of its future lease payments are at least probable of collection, except for one commercial lease.

To the extent the Company's revenues do not qualify for treatment under ASC 842 or under other specific guidance, the Company is required to recognize revenue in its financial statements in a manner that depicts the transfer of the promised goods or services to its customers in an amount that reflects the consideration to which the Company is entitled at the time of transfer of those goods or services. Such treatment may apply to other types of real estate related contracts, such as for dispositions or development of real estate.

Investment income from marketable securities is accrued at each distribution record date.

Net Earnings or Loss Per Share

Net earnings or loss per share is calculated using the two-class method. The two-class method is utilized when an entity (1) has different classes of common stock that participate differently in net earnings or loss, or (2) has issued participating securities, which are securities that participate in distributions separately from the entity’s common stock. Pursuant to the advisory agreement between the Company, the Operating Partnership and RREEF America (see Note 9), RREEF America may earn a performance component of the advisory fee which is calculated separately for each class of common stock which therefore may result in a different allocation of net earnings or loss to each class of common stock. In addition, the Company grants restricted Class D common stock to its independent directors (see Note 10), which qualify as participating securities.

Risks and Uncertainties

As of June 30, 2024 and December 31, 2023, the Company had cash on deposit at multiple financial institutions which were in excess of federally insured levels. The Company limits significant cash holdings to accounts held by financial institutions with a high credit standing. Therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

The Company is subject to various risks and uncertainties, including but not limited to interest rates, inflation and impacts from national or global events such as the wars in Ukraine and the Middle East, pandemics or actual or perceived instability in the U.S. banking system. The extent to which any such conditions or events impact the Company's investments and operations is uncertain and cannot be predicted with confidence. Among the cash on hand, ongoing capital raise and availability under the Wells Fargo Line of Credit (as defined below), the Company endeavors to maintain sufficient liquidity at all times to satisfy its operational needs and the maximum monthly limits on redemptions under its share redemption plan. In addition, if necessary, the Company may consider various options, including reducing its distributions, selling its investments or limiting its share redemption program. Also see Notes 8 and 10.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
NOTE 3 — FAIR VALUE MEASUREMENTS
Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity's own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The Company's investments in marketable securities are valued using Level 1 inputs as the securities are publicly traded on major stock exchanges.
The Company's investment in the CMBS Trust is valued using Level 2 inputs with the assistance of an independent valuation agent who may use broker-dealer quotations, reported trades and other observable market data. The independent valuation agent's discounted cash flow models for securities such as those issued by the CMBS Trust generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, estimated cash flows for each security and incorporate specific collateral performance, as applicable. The Company has elected to apply the measurement alternative under GAAP and measures both the financial assets and financial liabilities of the CMBS Trust it consolidates using the fair value of the financial liabilities, which it considers more observable than the fair value of the financial assets.
The following table details the Company’s assets and liabilities measured at fair value on a recurring basis.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2024
	Level 1	Level 2	Level 3	Total
Assets
Investment in marketable securities	$110	$—	$—	$110
Real estate loans held in consolidated CMBS Trust, at fair value	—	1,154,171	—	1,154,171
Total	$110	$1,154,171	$—	$1,154,281

Liabilities
Bonds payable held in consolidated CMBS Trust, at fair value	$—	$1,128,583	$—	$1,128,583

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Investment in marketable securities	$109	$—	$—	$109
Real estate loans held in consolidated CMBS Trust, at fair value	—	1,182,995	$—	1,182,995
Total	$109	$1,182,995	$—	$1,183,104

Liabilities
Bonds payable held in consolidated CMBS Trust, at fair value	$—	$1,150,454	$—	$1,150,454
The fair value of the Company's line of credit and mortgage loans payable are determined using Level 2 and Level 3 inputs and a discounted cash flow approach with an interest rate, property valuation and other assumptions that estimate current market conditions. The Company estimated the fair value of the Company's line of credit, exclusive of deferred financing costs, at $72,452 and $55,965 as of June 30, 2024 and December 31, 2023, respectively. The Company estimated the fair value of the Company's mortgage loans payable at $179,032 and $179,072 as of June 30, 2024 and December 31, 2023, respectively. If the valuation of the Company's properties as of June 30, 2024 were significantly lower, the market interest rate assumption could be higher (due to higher loan-to-value ratios), potentially resulting in a significantly lower estimated fair value for these liabilities.
The fair value of the Company's note to affiliate is determined using Level 2 and Level 3 inputs and a discounted cash flow approach with an interest rate and other assumptions that estimate current market conditions. The Company has estimated the fair value of its note to affiliate at approximately $4,330 and $4,300 as of June 30, 2024 and December 31, 2023, respectively. The estimated market interest rate is impacted by a number of factors. Material changes in those factors may cause a material change to the estimated market interest rate, thereby materially affecting the estimated fair value of the note to affiliate. The Company has estimated the fair value of the note to affiliate in the middle of the range of reasonably estimable values.
The following shows certain information about the estimated fair value and the unobservable inputs for the Company's debt obligations as of June 30, 2024 and December 31, 2023.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

				Range
	Fair Value at June 30, 2024	Primary Valuation Techniques	Significant Unobservable Inputs	Minimum	Maximum	Weighted Average
Line of Credit	$72,452	Discounted cash flow	Loan to value	39.1%	48.1%	43.7%
			Market interest rate	7.57%	7.57%	7.57%
Mortgage Loans Payable	179,032	Discounted cash flow	Loan to value	51.9%	61.3%	58.0%
			Market interest rate	6.20%	7.01%	6.57%
Note to Affiliate	4,330	Discounted cash flow	Market interest rate	7.00%	7.00%	7.00%

				Range
	Fair Value at December 31, 2023	Primary Valuation Techniques	Significant Unobservable Inputs	Minimum	Maximum	Weighted Average
Line of Credit	$55,965	Discounted cash flow	Loan to value	33.1%	41.9%	38.0%
			Market interest rate	7.58%	7.58%	7.58%
Mortgage Loans Payable	179,072	Discounted cash flow	Loan to value	50.9%	60.4%	57.6%
			Market interest rate	5.95%	6.92%	6.40%
Note to Affiliate	4,300	Discounted cash flow	Market interest rate	7.00%	7.00%	7.00%
The Company's financial instruments, other than those referred to above, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, accounts and other receivables and accounts payable. The carrying amounts of these assets and liabilities in the consolidated balance sheets approximate their fair value.

NOTE 4 — REAL ESTATE INVESTMENTS
Shown below are details of the Company's investments in real estate.

	June 30, 2024	December 31, 2023
Land	$123,079	$123,079
Buildings and improvements, less accumulated depreciation of $50,963 and $46,555, respectively	243,805	233,789
Furniture, fixtures and equipment, less accumulated depreciation of $2,735 and $2,434, respectively	1,857	2,046
Acquired intangible lease assets, less accumulated amortization of $40,933 and $40,181, respectively	14,140	14,892
Investment in real estate assets, net	$382,881	$373,806

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

The Company acquired no real estate property during the six months ended June 30, 2024 and 2023.

On January 12, 2023, the Company sold land and granted an easement over land to a state authority with a combined total area of approximately 0.4 acres from its Flats at Carrs Hill investment for approximately $657, before deducting closing costs.

On June 26, 2023, the Company sold a 64,217 rentable square-foot Class A medical office building located in Dedham, Massachusetts ("Allied Drive"). Allied Drive was sold to an entity which is not affiliated with the Company, the Advisor, or any of its affiliates, for $41,900. The Allied Drive sale resulted in a net realized gain of $15,426.

NOTE 5 — RENTALS UNDER OPERATING LEASES

As of June 30, 2024, the Company owned 13 properties with a total of 47 commercial leases. As of June 30, 2023, the Company owned 14 properties with a total of 60 commercial leases. All leases at the Company's properties have been classified as operating leases. The Company's property related income from its real estate investments is comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Lease revenue (1)	$8,369	$10,504	$18,848	$21,102
Straight-line revenue	1,928	127	1,247	263
Above- and below-market lease amortization, net	113	109	227	2,569
Lease incentive amortization	(26)	(26)	(52)	(52)
Property related income	$10,384	$10,714	$20,270	$23,882
(1) Lease revenue includes $1,116 and $1,444 of variable income from tenant reimbursements for the three months ended June 30, 2024 and 2023, respectively and $2,188 and $2,967 of variable income from tenant reimbursements for the six months ended June 30, 2024 and 2023, respectively.

The future minimum rentals to be received, excluding tenant reimbursements, under the non-cancelable portions of all of the Company's in-place commercial leases in effect as of June 30, 2024 are as follows:

Year	Amount
2024 - remainder of year	$10,376
2025	21,151
2026	19,320
2027	16,411
2028	13,964
Thereafter	73,759
$154,981
The above future minimum rentals exclude the Company’s residential leases, which typically have terms of approximately one year. Such leases accounted for $5,924 of lease revenue for the six months ended June 30, 2024.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
Percentages of property related income by property and tenant representing more than 10% of the Company's total property related income for the three and six months ended June 30, 2024 and 2023 are shown below.

	Percent of property related income
Property	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
The Glenn, Centennial, CO	18.4%	18.8%
Heritage Pkwy, Woodridge, IL¹	16.4	14.8
Providence Square, Marietta, GA	11.6	11.6
Seattle East Industrial, Redmond, WA	10.5	10.7
Flats at Carrs Hill, Athens, GA	10.2	10.5
Total	67.1%	66.4%

	Percent of property related income
Tenant	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Allstate Insurance Co. - Heritage Pkwy¹	16.4%	14.8%
FedEx Ground - Seattle East Industrial	10.5	10.7
Total	26.9%	25.5%
¹ In February 2024, the Company signed an early termination agreement to terminate Allstate's lease as of May 31, 2024 in exchange for a termination fee of $2,400 which was fully paid in March 2024. The termination fee was recognized on a straight-line basis from the date the agreement was signed through the lease termination date. As of June 30, 2024, the Company has fully recognized the $2,400 termination fee income.

	Percent of property related income
Property	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
The Glenn, Centennial, CO	19.1%	16.7%
Providence Square, Marietta, GA	11.4	10.0
Seattle East Industrial, Redmond, WA	10.1	9.1
Terra Nova, Chula Vista, CA¹	2.5	13.0
Total	43.1%	48.8%

	Percent of property related income
Tenant	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
FedEx Ground - Seattle East Industrial	10.1%	9.1%
Bed Bath & Beyond, Inc - Terra Nova Plaza¹	0.3	10.8
Total	10.4%	19.9%

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
¹ In November 2022, Bed Bath & Beyond, Inc., a tenant at Terra Nova Plaza, informed the Company of its desire to close its store and early terminate its lease at Terra Nova Plaza as of March 2023. The Company executed the lease termination agreement on March 31, 2023 which was effective as of April 1, 2023, after which the Company was not entitled to any further revenue from this lease aside from a termination fee. Consequently, the Company accelerated recognition of the unamortized acquired below market lease intangible resulting in an increase in property related income of $2,342 for such amortization for the six months ended June 30, 2023.
The Company's only tenant representing more than 10% of in-place annualized base rental revenues as of June 30, 2024 and 2023 was as follows:

	Percent of in-place annualized base rental revenues as of
Property	June 30, 2024	June 30, 2023
FedEx Ground - Seattle East Industrial	15.1%	11.6%
Total	15.1%	11.6%

NOTE 6 — MARKETABLE SECURITIES

The following is a summary of the Company's marketable securities held as of the dates indicated, which consisted entirely of publicly-traded shares of common stock in REITs as of each date.

	June 30, 2024	December 31, 2023
Marketable securities—cost	$86	$80
Unrealized gains	26	29
Unrealized losses	(2)	—
Net unrealized gain	24	29
Marketable securities—fair value	$110	$109

Upon the sale of a particular security, the realized net gain or loss is computed assuming the shares with the highest cost are sold first. During the three months ended June 30, 2024 and 2023, marketable securities sold generated proceeds of $22 and zero, respectively, resulting in gross realized gains of $2 and zero, respectively, and gross realized losses of $2 and zero, respectively. During the six months ended June 30, 2024 and 2023, marketable securities sold generated proceeds of $50 and $30,481, respectively, resulting in gross realized gains of $6 and $4,493, respectively, and gross realized losses of $2 and $1,021, respectively.

NOTE 7 — CMBS TRUST
On October 27, 2022, the Company purchased all of the Class D certificates and certain interest-only certificates of CMBS securities through the CMBS Trust sponsored by Freddie Mac for a purchase price of approximately $30,855. The securities issued by the CMBS Trust are secured by mortgages on multifamily properties totaling approximately $1,223,800 of outstanding principal balance as of June 30, 2024.
On February 27, 2024, the Company sold its investments in the X2-B interest-only certificates issued by the CMBS Trust for approximately $1,564, excluding accrued interest. The X2-B interest-only sale resulted in a net realized gain of $22. On March 1, 2024, the Company sold its investments in the X2-A interest-only certificates issued by the CMBS Trust for approximately $6,024, excluding accrued interest. The X2-A interest-only sale resulted in a net realized gain of $443. The sale of the interest-only certificates did not affect the Company's determination that the CMBS Trust is a VIE for which the Company was the primary beneficiary, and therefore the

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
Company continued to consolidate the entire CMBS Trust and carry the CMBS Trust's assets and liabilities at fair value on the Company's consolidated balance sheet.
On July 18, 2024, the Company sold its entire investment in the Class D certificates issued by the CMBS Trust for approximately $25,588. Following this sale, the Company did not own any securities issued by the CMBS Trust.
During its ownership of the Class D certificates issued by the CMBS Trust, the Company consolidated the entire CMBS Trust as it determined the CMBS Trust was a VIE for which the Company was the primary beneficiary. However, the amount of the CMBS Trust's assets and liabilities can only be satisfied through the cash flows from the underlying loans which are managed and disbursed directly to the other certificate holders by the administrator of the securitization pool. Accordingly, the Company did not have any rights to those receivables nor any obligation to those other certificate holders. The Company elected the fair-value measurement alternative under GAAP and thus carried the CMBS Trust's assets and liabilities at fair value in its consolidated balance sheets. The net amount of such consolidated assets and consolidated liabilities represented the Company's actual investment. The Company recognized changes in the CMBS Trust's net assets, including changes in fair-value adjustments and net interest earned, in its consolidated statement of operations. With respect to the Company's consolidated statement of cash flows, the full gross amount of cash interest received from the CMBS Trust net of the full gross amount of cash interest paid to the other certificate holders of the CMBS Trust is contained within the cash flows from operating activities. In addition, payments of principal on a gross basis received by the CMBS Trust is included in cash flows from investing activities, while the payment of such principal on a gross basis to the other certificate holders is included within cash flows from financing activities.
The following table presents the Company's net investment in the CMBS Trust as of the dates shown.

	June 30, 2024	December 31, 2023
Real estate loans held in consolidated CMBS Trust, at fair value	$1,154,171	$1,182,995
Bonds payable held in consolidated CMBS Trust, at fair value	1,128,583	1,150,454
Net investment in CMBS Trust, at fair value	$25,588	$32,541

NOTE 8 — NOTES PAYABLE

Wells Fargo Line of Credit

On January 27, 2023, the Company, as guarantor, and certain of the wholly owned subsidiaries of the Operating Partnership, as co-borrowers, amended and restated its secured revolving credit facility (the “Wells Fargo Line of Credit”) with Wells Fargo Bank, National Association, as administrative agent, and other lending institutions that may become parties to the credit agreement. thereby changing certain terms and provisions, including extending the maturity date to February 28, 2025. The Wells Fargo Line of Credit had a maximum capacity of $100,000 and is expandable by the Company up to a maximum capacity of $250,000 upon satisfaction of specified conditions. Each requested expansion must be for at least $25,000 and may result in the Wells Fargo Line of Credit being syndicated. The interest rate under the Wells Fargo Line of Credit was based on the 30-day average of the secured overnight financing rate ("SOFR") with a spread of 200 or 225 basis points depending on the debt yield as defined in the agreement.

On September 1, 2023, the Company added its Commerce Corner property ("Commerce Corner") to the Wells Fargo Line of Credit thereby adding RPT 1109 Commerce Corner, LLC, as a borrower under the Wells Fargo Line of Credit.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

On September 7, 2023, RPT 1109 Commerce Corner entered into a guaranteed maximum price contract to expand the Company's property located at 1109 Commerce Boulevard, Logan Township, New Jersey ("Commerce Corner") by approximately 141,000 square feet (the "Commerce Expansion"). Commerce Corner is a 259,910 rentable square-foot, 100% leased multi-tenant warehouse and distribution center acquired by the Company in 2014. The Commerce Expansion is expected to cost approximately $29,000 and construction commenced in October 2023. The Commerce Expansion is being undertaken to accommodate the growth initiatives of Performance Food Group (NYSE: PFGC), who has entered into a 15-year lease with RPT 1109 Commerce to take possession of the Commerce Expansion space upon its substantial completion. In connection therewith, Performance Food Group's lease for its existing space at Commerce Corner has been extended to be coterminous, bringing Performance Food Group's footprint to approximately 301,000 square feet once the Commerce Expansion is complete.

On December 27, 2023, the wholly owned subsidiaries of the Operating Partnership which were borrowers under the Wells Fargo Line of Credit entered into a third amendment to the Wells Fargo Line of Credit (the “Third Amendment”). The Third Amendment added CIBC Inc. ("CIBC") to the credit facility as an additional lender; increased the maximum commitment amount from $100,000 to $120,000; allocated the maximum commitment amount between the Revolving Commitment and the Construction Commitment (each, as defined under the Wells Fargo Line of Credit); and revised or suspended certain covenants. The maximum commitment amount of $120,000 is bifurcated as follows: $75,600 to the Revolving Commitment and $44,400 to the Construction Commitment. The Revolving Commitment and Construction Commitment will both be allocated 70.83% to Wells Fargo and 29.17% to CIBC. Pursuant to the Third Amendment, the Wells Fargo Line of Credit incurs interest based on the 30-day average of the SOFR plus a spread of 225 basis points. In addition, the term was extended from February 28, 2025 to December 27, 2025. The Company serves as guarantor to the Wells Fargo Line of Credit.

For the Revolving Commitment, as of June 30, 2024 and December 31, 2023, the borrowers' maximum borrowing capacity was $44,545 and $47,616, respectively, and the borrowers' outstanding balance was $40,824 and $34,624, respectively. For the Construction Commitment, as of June 30, 2024 and December 31, 2023, the borrowers' maximum borrowing capacity was $44,400, and the borrowers' outstanding balance was $31,628 and $21,341, respectively.The remaining unfunded portion of the Construction Commitment will be used to fully fund the remaining costs of the Commerce Expansion. As of June 30, 2024 and December 31, 2023, the weighted average interest rate was 7.57% and 7.58%, respectively.

At any time, the borrowing capacity under the Wells Fargo Line of Credit for the Revolving Commitment is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 9.5% based on the in-place net operating income of the collateral pool as defined, or (3) the maximum capacity of the Revolving Commitment. Proceeds from the Revolving Commitment can be used to fund acquisitions, redeem shares pursuant to the Company's redemption plan and for any other corporate purpose. Proceeds from the Construction Commitment can be used only to fund construction activities related to the Commerce Expansion.

The Wells Fargo Line of Credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be four properties in the collateral pool at all times, and that the collateral pool also meet specified concentration provisions, unless waived by the lender. In connection with the Commerce Expansion, Commerce Corner will not be included in the borrowing base during the construction period. Upon completion of the Commerce Expansion, Commerce Corner will become a borrowing base property. In addition, the Company, as guarantor, must meet tangible net worth hurdles. The Company was in compliance with all applicable financial covenants as of June 30, 2024.

The following is a reconciliation of the carrying amount of the Wells Fargo Line of Credit at June 30, 2024 and December 31, 2023.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Balance at
Lender	June 30, 2024	December 31, 2023
Wells Fargo/CIBC	$72,452	$55,965
Deduct: Deferred financing costs, less accumulated amortization	(1,222)	(1,630)
Line of credit, net	$71,230	$54,335

Mortgage Loans

Certain wholly owned subsidiaries of the Company are obligors on various mortgage loans. Such mortgage loans contain fixed interest rates, allow for one-time transfer to another borrower subject to lender discretion and payment of applicable fees, and allow for full prepayment at certain times with payment of applicable penalties, if any. The following is a reconciliation of the carrying amount of the mortgage loans payable at June 30, 2024 and December 31, 2023.

		Balance at
Lender	Encumbered Property	June 30, 2024	December 31, 2023	Interest Rate	Maturity Date
State Farm Life Insurance Company	Elston Plaza	16,643	16,816	3.89%	July 1, 2026
Massachusetts Mutual Life Insurance Company	The Glenn	66,000	66,000	3.02	December 1, 2028
Transamerica Life Insurance Company	Wallingford Plaza	6,549	6,612	4.56	January 1, 2029
Nationwide Life Insurance Company	Providence Square	29,700	29,700	3.67	October 5, 2029
JPMorgan Chase Bank	Seattle East Industrial	45,140	45,140	3.87	January 1, 2030
Nationwide Life Insurance Company	The Flats at Carrs Hill	25,500	25,500	5.51	July 1, 2030
		$189,532	$189,768
Deduct: Deferred financing costs, less accumulated amortization		(744)	(824)
Mortgage loans payable, net		$188,788	$188,944

Aggregate future principal payments due on the Wells Fargo Line of Credit and mortgage loans payable as of June 30, 2024 are as follows:

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

Year	Amount
Remainder of 2024	$239
2025	72,944
2026	16,247
2027	145
2028	72,069
Thereafter	100,340
Total	$261,984

NOTE 9 — RELATED PARTY ARRANGEMENTS

Advisory Agreement

RREEF America is entitled to compensation and reimbursements in connection with the management of the Company's investments in accordance with an advisory agreement between RREEF America, the Operating Partnership and the Company (the "Advisory Agreement"). The Advisory Agreement has a one-year term and is renewable annually upon the review and approval of the Company's board of directors, including the approval of a majority of the Company's independent directors. The Advisory Agreement has a current expiration date of August 2, 2025. There is no limit to the number of terms for which the Advisory Agreement can be renewed.
Fees

Under the Advisory Agreement, RREEF America can earn an advisory fee comprised of two components as described below.
1.The fixed component accrues daily in an amount equal to 1/365th of 1.0% of the NAV of the outstanding shares of each class of common stock for such day. The fixed component of the advisory fee is payable monthly in arrears.
2.The performance component is calculated for each class of common stock on the basis of the total return to stockholders and is measured by the total distributions per share paid to such class plus the change in the NAV per share for such class.
a.For Class A, Class I, Class T, Class D, Class N and Class Z Shares, for any calendar year in which the total return per share allocable to a class exceeds 6% per annum (the “Hurdle Amount”), RREEF America will receive up to 10% of the aggregate total return allocable to such class with a Catch-Up (defined below) calculated as follows: first, if the total return for the applicable period exceeds the Hurdle Amount, 25% of such total return in excess of the Hurdle Amount (the “Excess Profits”) until the total return reaches 10% (commonly referred to as a “Catch-Up”); and second, to the extent there are remaining Excess Profits, 10% of such remaining Excess Profits.
b.For Class M-I, Class S, and Class T2 Shares, for any calendar year in which the total return per share allocable to a class exceeds 5% per annum (the “Alternative Hurdle Amount”), RREEF America will receive up to 12.5% of the aggregate total return allocable to such class with an Alternative Catch-Up (defined below) calculated as follows: first, if the total return for the applicable period exceeds the Alternative Hurdle Amount, 100% of such total return in excess of the Alternative Hurdle Amount (the “Alternative Excess Profits”) until the total return reaches 5.715% (commonly referred to as a “Alternative Catch-Up”); and second, to the extent there are remaining Alternative Excess Profits, 12.5% of such remaining Alternative Excess Profits.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
For all share classes, the performance component earned by RREEF America for each class is subject to certain other adjustments which do not apply unless the NAV per share is below $12.00 per share. The performance component is payable annually in arrears.
The performance component is calculated daily on a year-to-date basis by reference to a proration of the per annum hurdle as of the date of calculation. Any resulting performance component as of a given date is deducted from the Company's published NAV per share for such date. At each interim balance sheet date, the Company considers the estimated performance component that is probable to be due as of the end of the current calendar year in assessing whether the calculated performance component as of the interim balance sheet date meets the threshold for recognition in accordance with GAAP in the Company's consolidated financial statements. The ultimate amount of the performance component as of the end of the current calendar year, if any, may be more or less than the amount recognized by the Company as of any interim date and will depend on a variety of factors, including but not limited to, the performance of the Company's investments, interest rates, capital raise and redemptions.
The fixed component earned by RREEF America is shown below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fixed component	$652	$782	$1,300	$1,650
Performance component	—	—	—	—
	$652	$782	$1,300	$1,650

Expense Reimbursements

Under the Advisory Agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates that were not incurred under the Expense Support Agreement, as described below. Costs eligible for reimbursement, if they were not incurred under the Expense Support Agreement, include most third-party operating expenses, salaries and related costs of RREEF America's employees who perform services for the Company (but not those employees for which RREEF America earns a separate fee or those employees who are executive officers of the Company) and travel related costs for RREEF America's employees who incur such costs on behalf of the Company. Reimbursement payments to RREEF America are subject to the limitations described below under "Reimbursement Limitations."

For the three months ended June 30, 2024 and 2023, RREEF America incurred $55 and $69 of reimbursable operating expenses and offering costs, respectively, that were subject to reimbursement under the Advisory Agreement. For the six months ended June 30, 2024 and 2023, RREEF America incurred $116 and $139 of reimbursable operating expenses and offering costs respectively, that were subject to reimbursement under the Advisory Agreement. As of June 30, 2024 and December 31, 2023, the Company had a payable to RREEF America of $82 and $57, respectively, of operating expenses and offering costs reimbursable under the Advisory Agreement.

Expense Support Agreement

Pursuant to the terms of the expense support agreement, as most recently amended on January 20, 2016 (the "Expense Support Agreement"), and as further modified on March 24, 2020 by a letter agreement (the "Letter Agreement"), the Company's obligations to reimburse RREEF America for amounts paid by RREEF America (the "Expense Payments") under the Expense Support Agreement are suspended until the first calendar month following the month in which the Company has reached $500,000 in offering proceeds from the Offerings (the "ESA Commencement Date"). As of June 30, 2024, the Company owed $5,383 to RREEF America under the Expense Support Agreement which is reflected as a note to affiliate on the Company's consolidated balance sheet (the "Note to Affiliate"). Pursuant to the Letter Agreement, beginning the month following the ESA Commencement Date, reimbursements to RREEF America will be made in the amount of $250 per month for 12 months, followed by

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
reimbursements of $198 per month for 12 months, which will fully satisfy the principal balance owed.

In connection with the Letter Agreement, the Company recorded a discount on the Note to Affiliate in the amount of $946 based on an estimated market interest rate of 3.75%. The discount is being amortized using the effective interest method over the expected term of the Note to Affiliate. For the three months ended June 30, 2024 and 2023, the Company amortized $49 and $47, respectively, of the discount on the Note to Affiliate into interest expense. For the six months ended June 30, 2024 and 2023, the Company amortized $97 and $93, respectively, of the discount on the Note to Affiliate into interest expense.

In addition, pursuant to the Letter Agreement, if RREEF America is serving as the Company's advisor at the time that the Company or the Operating Partnership undertakes a liquidation, the Company's remaining obligations to reimburse RREEF America for the unreimbursed Expense Payments under the Expense Support Agreement shall be waived.

Dealer Manager Agreement

The Company and its Operating Partnership entered into the Dealer Manager Agreement with the Dealer Manager, which was initially entered into on July 1, 2016 and most recently amended on August 2, 2023. The Dealer Manager Agreement, as most recently amended and restated on August 2, 2023, governs the distribution by the Dealer Manager of the Company’s shares of common stock in the Third Public Offering and any subsequent registered public offering. In connection with the ongoing Trailing Fees to be paid in the future, the Company and the Dealer Manager entered into an agreement whereby the Company will pay to the Dealer Manager the Trailing Fees that are attributable to the Company's shares issued in the Company's initial public offering that remain outstanding. In addition, pursuant to the Dealer Manager Agreement, as amended and restated from time to time, the Company is obligated to pay to the Dealer Manager Trailing Fees that are attributable to the Company's shares issued in the Second Public Offering, the Third Public Offering and the Fourth Public Offering. As of June 30, 2024 and December 31, 2023, the Company has accrued $115 and $129, respectively, in Trailing Fees currently payable to the Dealer Manager, and $17,523 and $17,896, respectively, in Trailing Fees estimated to become payable in the future to the Dealer Manager, both of which are included in Due to affiliates on the consolidated balance sheets. The Company also pays the Dealer Manager upfront selling commissions and upfront dealer manager fees in connection with its Offerings, as applicable. For the three months ended June 30, 2024 and 2023, the Dealer Manager earned upfront selling commissions and upfront dealer manager fees totaling $7 and $44, respectively. For the six months ended June 30, 2024 and 2023, the Dealer Manager earned upfront dealer manager fees totaling $16 and $114, respectively.

Under the Dealer Manager Agreement, the Company is obligated to reimburse the Dealer Manager for certain offering costs incurred by the Dealer Manager on the Company's behalf, including but not limited to broker-dealer sponsorships, attendance fees for retail seminars conducted by broker-dealers or the Dealer Manager, legal fees, and travel costs for certain personnel of the Dealer Manager related to the distribution of the Company's shares of common stock. For the three months ended June 30, 2024 and 2023, the Dealer Manager incurred zero and $1 respectively, in such costs on behalf of the Company. For the six months ended June 30, 2024 and 2023, the Dealer Manager incurred zero and $4, respectively, in such costs on behalf of the Company. As of June 30, 2024 and December 31, 2023, the Company had zero of such costs payable to the Dealer Manager which were included in Due to Affiliates on the consolidated balance sheets.

Reimbursement Limitations

Organization and Offering Costs
The Company will not reimburse RREEF America under the Advisory Agreement or the Expense Support Agreement and will not reimburse the Dealer Manager under the Dealer Manager Agreement for any organization and offering costs which would cause the Company's total organization and offering costs with respect to a public

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
offering to exceed 15% of the gross proceeds from such public offering. Further, the Company will not reimburse RREEF America or the Dealer Manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company's total underwriting compensation with respect to a public offering to exceed 10% of the gross proceeds from the primary portion of such public offering.
For the Initial Public Offering that ended on June 30, 2016, the Company raised $102,831 in gross proceeds and incurred $15,424 in organization and offering costs, including, as of June 30, 2024, estimated accrued Trailing Fees payable in the future of $1,798.
For the Second Public Offering that ended on January 8, 2020, the Company raised $132,994 in gross proceeds and incurred $16,861 in organization and offering costs, including, as of June 30, 2024, estimated accrued Trailing Fees payable in the future of $6,008.
For the Third Public Offering that ended on August 10, 2023, the Company raised $149,580 in gross proceeds and incurred $16,587 in organization and offering costs, including, as of June 30, 2024, estimated accrued Trailing Fees payable in the future of $9,172.
For the Fourth Public Offering, as of June 30, 2024, the Company had raised $12,404 in gross proceeds and incurred $1,423 in organization and offering costs, including estimated accrued Trailing Fees payable in the future of $545.
Operating Expenses
Pursuant to the Company’s charter, the Company may reimburse RREEF America, at the end of each fiscal quarter, for total operating expenses incurred by RREEF America, whether under the Expense Support Agreement or otherwise. However, the Company may not reimburse RREEF America at the end of any fiscal quarter for total operating expenses (as defined in the Company’s charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company's assets for that period (the “2%/25% Guidelines”). Notwithstanding the foregoing, the Company may reimburse RREEF America for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2024, total operating expenses of the Company were $5,169, which did not exceed the 2%/25% Guidelines.
Due to Affiliates and Note to Affiliate
In accordance with all the above, as of June 30, 2024 and December 31, 2023, the Company owed its affiliates the following amounts:

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Reimbursable under the Advisory Agreement	$82	$57
Reimbursable under the Dealer Manager Agreement	—	—
Advisory fees	438	239
Accrued Trailing Fees	17,638	18,025
Due to affiliates	$18,158	$18,321

Note to Affiliate	$5,383	$5,383
Unamortized discount	(177)	(274)
Note to Affiliate, net of unamortized discount	$5,206	$5,109

NOTE 10 — CAPITALIZATION

Under the Company's charter, the Company has the authority to issue 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company's authorized shares of common stock are allocated between classes as follows:

Common Stock	No. of Authorized Shares
Class A Shares	45,000,000
Class D Shares	45,000,000
Class I Shares	200,000,000
Class M-I Shares	200,000,000
Class N Shares	150,000,000
Class S Shares	200,000,000
Class T Shares	5,000,000
Class T2 Shares	150,000,000
Class Z Shares	5,000,000
1,000,000,000

Class A shares are subject to selling commissions of up to 3% of the purchase price, and annual dealer manager fees of 0.55% and distribution fees of 0.50% of NAV, both paid on a trailing basis. Class I shares are subject to annual dealer manager fees of 0.55% of NAV paid in a trailing basis, but are not subject to any selling commissions or distribution fees. Class M-I shares will not incur any up-front commissions or trailing fees. Class S shares are subject to selling commissions of up to 3% of the purchase price, and annual distribution fees of 0.85% of the NAV paid on a trailing basis for approximately seven years. Class T2 shares are subject to selling commissions of up to 3% of the purchase price, an up-front dealer manager fee of up to 0.50% of the purchase price, and annual distribution fees of 0.85% of the NAV paid on a trailing basis for approximately six years. Class D shares sold in the Private Offerings are subject to selling commissions of up to 1.0% of the purchase price, but do not incur any dealer manager or distribution fees.

Class T and Class N shares are not sold in the primary portion of the Fourth Public Offering. Class T shares were sold in the primary portion of the Second Public Offering and the Third Public Offering. Class T shares are subject to annual distribution fees of 1.0% of NAV paid on a trailing basis for approximately three years from the date of purchase. Class N shares will be issued upon conversion of an investor's Class T shares upon the earliest of (i) the investor's Class T share account for a given public offering has incurred a maximum of 8.5% of commissions,

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
dealer manager fees and distribution fees; (ii) the total underwriting compensation from whatever source with respect to a public offering exceeds 10% of the gross proceeds from the primary portion of such offering; (iii) a listing of the Class N shares; or (iv) the Company's merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of the Company's assets. For the three and six months ended June 30, 2024, 12,643 and 28,629 Class T shares were converted to 12,756 and 28,871 Class N shares, respectively. For the three and six months ended June 30, 2023, 40,193 and 225,055 Class T shares were converted to 40,522 and 226,711 Class N shares, respectively.

Class Z shares are expected to be sold only in a private offering to RREEF America. During the year ended December 31, 2021, 75,000 Class I shares owned by RREEF America were exchanged for 75,000 Class Z shares. Class Z shares do not incur any sales commissions, dealer manager fees or distribution fees.

The Company's board of directors is authorized to amend its charter from time to time, without the approval of the stockholders, to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of any class or series that the Company has authority to issue.

Stock Issuance

During the six months ended June 30, 2024 and 2023, the Company issued common stock, excluding shares issued in the distribution reinvestment plan, as follows:

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	No. of shares	Amount	No. of shares	Amount
Class A Shares	2,151	$30	60,768	$959
Class D Shares	2,937	40	222,400	3,628
Class I Shares	162,647	2,236	318,814	4,897
Class M-I Shares	45,832	626	54,558	844
Class N Shares converted from Class T Shares, net	242	—	1,656	—
Class T Shares	—	—	2,879	50
Class T2 Shares	35,143	492	173,192	2,786
Total	248,952	$3,424	834,267	$13,164
There were no Class S Shares issued as of June 30, 2024.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan that allows stockholders to have the cash distributions attributable to the class of shares that the stockholder owns automatically invested in additional shares of the same class. Shares are offered pursuant to the Company's distribution reinvestment plan at the NAV per share applicable to that class, calculated as of the distribution date and after giving effect to all distributions. Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of the Company's common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of the Company's common stock in cash.

Share Redemption Plan

In an effort to provide the Company's stockholders with liquidity in respect of their investment in shares of the Company's common stock, the Company has adopted a share redemption plan. Prior to July 1, 2024, the Company's

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
share redemption plan (the "Former SRP") offered the opportunity for daily redemptions whereby on a daily basis stockholders could request the redemption of all or any portion of their shares. Under the Former SRP, the redemption price per share was equal to the Company's NAV per share of the class of shares being redeemed on the date of redemption, subject to a short-term trading discount, if applicable. The total amount of redemptions in any calendar quarter was limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) was equal to 5% of the Company's combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions did not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter could never exceed 10% of the combined NAV for all classes of shares as of the last day of the previous calendar quarter. If the quarterly volume limitation was reached on or before the third business day of a calendar quarter, redemption requests during the next quarter would be satisfied on a stockholder by stockholder basis, which the Company refers to as a per stockholder allocation, instead of a first-come, first-served basis. Pursuant to the per stockholder allocation, each stockholder would be allowed to request redemption at any time during such quarter of a total number of shares not to exceed 5% of the shares of common stock the stockholder held as of the end of the prior quarter.

On December 9, 2022, the Company's board of directors modified the Former SRP to limit redemptions during the three months ended December 31, 2022 to 5% of the Company's combined NAV as of September 30, 2022. During the fourth quarter of 2022, each quarter of 2023, and the first quarter of 2024, the Company received share redemption requests in excess of 5% of its combined NAV as of the last day of the immediately previous quarter. For these six quarters, the applicable quarterly redemption volume limitation was reached on December 19, 2022, February 23, 2023, April 25, 2023, July 24, 2023, October 9, 2023 and January 4, 2024, respectively. Pursuant to the terms of the Former SRP, all redemption requests received during a calendar quarter prior to such dates were satisfied 100% on a first-come, first-served basis. Redemptions received on these dates were satisfied on a pro rata basis at 11.7%, 43.9%, 57.4%, 34.4%, 62.2% and 84.4% of the requested amount, without regard to share class. As a result of reaching the quarterly redemption volume limitation during these quarters, the Company did not accept any redemption requests during the applicable quarter following the date on which such limitation was reached. Stockholders who wished to request redemption of any unfulfilled requests were required to resubmit their redemption requests beginning on the first calendar day of the following quarter.

Pursuant to the terms of the Former SRP, because the quarterly redemption volume limitation for the first quarter of 2024 was reached on the third business day of such quarter, redemption requests received during the quarter ending June 30, 2024 were satisfied in accordance with the per stockholder allocation as described above.

During the three and six months ended June 30, 2024 and 2023, redemptions were as shown below. The Company funded these redemptions with cash flow from operations, proceeds from its Offerings or borrowings. The weighted average redemption prices are shown before allowing for any applicable 2% short-term trading discounts.

Three Months Ended June 30, 2024	Shares	Weighted Average Share Price	Amount
Class A	3,007	$13.64	$41
Class I	24,214	13.75	333
Class T	869	13.70	12
Class D	73,631	13.75	1,012
Class N	1,205	13.61	16
Class M-I	2,126	13.63	29
Class T2	818	13.51	11

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

Six Months Ended June 30, 2024	Shares	Weighted Average Share Price	Amount
Class A	227,465	$13.65	$3,104
Class I	709,106	13.74	9,742
Class T	869	13.70	12
Class D	116,887	13.75	1,608
Class N	1,701	13.63	23
Class M-I	2,126	13.63	29
Class T2	39,843	13.60	542

Three Months Ended June 30, 2023	Shares	Weighted Average Share Price	Amount
Class A	26,111	$14.87	$388
Class I	707,863	14.96	10,588
Class T	3,117	14.99	47
Class D	369,068	14.98	5,527
Class N	4,683	14.87	70
Class M-I	—	—	—
Class T2	—	—	—

Six Months Ended June 30, 2023	Shares	Weighted Average Share Price	Amount
Class A	175,256	$16.10	$2,822
Class I	1,218,269	15.54	18,933
Class T	17,116	16.02	273
Class D	673,779	15.52	10,458
Class N	159,849	15.97	2,554
Class M-I	—	—	—
Class T2	5,410	16.08	87

The Company's board of directors has the discretion to suspend or modify the redemption plan at any time, including in circumstances in which it (1) determines that such action is in the best interest of the Company's stockholders, (2) determines that it is necessary due to regulatory changes or changes in law or (3) becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. In addition, the Company's board of directors may suspend the Offerings and the redemption plan, if it determines that the calculation of NAV is materially incorrect or there is a condition that restricts the valuation of a material portion of the Company's assets.

On June 21, 2024, the Company's board of directors amended and restated the Company's share redemption plan, effective July 1, 2024 (the "New SRP"). Pursuant to the New SRP, stockholders of the Company may request, on a monthly basis, that the Company redeem all or any portion of their shares of common stock, provided that such redemptions (i) will be effected at a redemption price (the “Redemption Price”) equal to the NAV per share for such applicable class of shares as of a date (the “Redemption Pricing Date”) that is at least ten business days before their redemption (the “Redemption Date”) and (ii) will be limited to no more than 2.0% of the Company’s combined

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
NAV per month and no more than 5.0% of the Company’s combined NAV per calendar quarter, with the Company’s combined NAV for each limit to be calculated as of the last calendar day of the prior quarter. After the close of business on the Redemption Pricing Date, and in any event no later than the opening of business on the immediately following business day, the Company will post the Redemption Price for each class of shares of common stock on its website. In the event that there is a material change in the NAV per share between the Redemption Pricing Date and the Redemption Date, the Company may determine that the previously-disclosed Redemption Price is no longer appropriate. If the Redemption Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

Each redemption request will be evaluated by the Company in consideration of rules and regulations promulgated by the Internal Revenue Service with respect to dividend equivalent redemptions. Redemptions that may be considered dividend equivalent redemptions may adversely affect the Company or its stockholders. Accordingly, the Company may reject any redemption request that it reasonably believes may be treated as a dividend equivalent redemption.

While there is no minimum holding period, purchased shares (excluding shares acquired via the Company's distribution reinvestment plan) redeemed within 365 days of the date of purchase will be redeemed at the Company's NAV per share of the class of shares being redeemed on the Redemption Date less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to such purchased shares which are being redeemed.

In the event that any stockholder fails to maintain a minimum balance of $500 (not in thousands) worth of shares of common stock, the Company may redeem all of the shares held by that stockholder at the Redemption Price in effect for the month in which such shares are redeemed by the Company, less the short-term trading discount of 2%, if applicable. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company's NAV.

Equity-Based Compensation

The Company has in place an incentive compensation plan and an independent directors compensation plan (the “Compensation Plans”). The Compensation Plans were created to attract, retain and compensate highly-qualified individuals, who are not employees of RREEF Property Trust, Inc. or any of its subsidiaries or affiliates, for service as members of the board by providing them with competitive compensation.

Pursuant to the independent directors compensation plan, upon completion of each annual stockholder meeting, the Company grants shares of restricted Class D common stock to each of the Company's independent directors (the "Annual Share Grant Awards"). The fair value of the Annual Share Grant Awards will be determined using the Company’s share price for the class of shares granted on the date of grant. The Annual Share Grant Awards shall vest and become non-forfeitable at the next annual stockholder meeting (approximately one year from issue date). The Company has elected to account for any forfeitures of restricted stock awards as they occur.

Below is a summary of the activity, per share value and recognized expense for the stock awards.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
Stock Awards	Class D Shares	Weighted Average Grant Date Fair Value	Class D Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	5,034	$14.90	5,034	$14.90
Changes during the period:
Granted	5,442	13.78	5,442	13.78
Vested	(5,034)	14.90	(5,034)	14.90
Forfeited	—	—	—	—
Outstanding, end of period	5,442	13.78	5,442	13.78
Amount included in general and administrative expenses	$20		$39

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
Stock Awards	Class D Shares	Weighted Average Grant Date Fair Value	Class D Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	1,869	$17.40	1,869	$17.40
Changes during the period:
Granted	5,034	14.90	5,034	14.90
Vested	(1,869)	17.40	(1,869)	17.40
Forfeited	—	—	—	—
Outstanding, end of period	5,034	14.90	5,034	14.90
Amount included in general and administrative expenses	$15		$26

NOTE 11 - NET INCOME (LOSS) PER SHARE

The Company computes net income (loss) per share for each class of common stock with shares outstanding using the two-class method. RREEF America may earn a performance component of the advisory fee (see Note 9) which may impact the net income (loss) of each class of common stock differently. The performance component and the impact on each class of common stock, if any, are shown below.
Basic and diluted net income (loss) per share for each class of common stock is computed using the weighted-average number of common shares outstanding during the period for each class of common stock. The Annual Share Grant Awards granted to the Company's independent directors (see Note 10) qualify as participating securities and therefore also require use of the two-class method for computing net income (loss) per share. The unvested Annual Share Grant Awards were anti-dilutive or immaterially dilutive for the three and six months ended June 30, 2024 and 2023.
The following table sets forth the computation of basic and diluted net income (loss) per share for each class of the Company’s common stock which had shares outstanding during the relevant period.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30, 2024
	Class A	Class I	Class T	Class D	Class N	Class M-I	Class T2	Class Z
Basic and diluted net income per share:
Allocation of net loss before performance fee	$(2)	$(6)	$—	$(2)	$—	$—	$(1)	$—
Allocation of performance fees	—	—	—	—	—	—	—	—
Total numerator	$(2)	$(6)	$—	$(2)	$—	$—	$(1)	$—
Denominator - weighted average number of common shares outstanding	4,065,204	10,655,712	84,337	2,496,957	600,317	536,155	632,625	75,000
Basic and diluted net loss per share:	$—	$—	$—	$(0.01)	$—	$—	$—	$—

	Six Months Ended June 30, 2024
	Class A	Class I	Class T	Class D	Class N	Class M-I	Class T2	Class Z
Basic and diluted net income per share:
Allocation of net income before performance fee	$12	$30	$—	$7	$2	$1	$2	$—
Allocation of performance fees	—	—	—	—	—	—	—	—
Total numerator	$12	$30	$—	$7	$2	$1	$2	$—
Denominator - weighted average number of common shares outstanding	4,052,640	10,588,531	90,523	2,519,840	591,969	524,961	623,463	75,000
Basic and diluted net income per share:	$—	$—	$—	$(0.02)	$—	$—	$—	$—

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30, 2023
	Class A	Class I	Class T	Class D	Class N	Class M-I	Class T2	Class Z
Basic and diluted net income per share:
Allocation of net income before performance fee	$2,978	$8,476	$106	$1,977	$483	$287	$422	$52
Allocation of performance fees	—	—	—	—	—	—	—	—
Total numerator	$2,978	$8,476	$106	$1,977	$483	$287	$422	$52
Denominator - weighted average number of common shares outstanding	4,264,175	12,137,859	151,375	2,830,904	691,318	411,416	604,216	75,000
Basic and diluted net income per share:	$0.70	$0.70	$0.70	$0.70	$0.70	$0.70	$0.70	$0.70

	Six Months Ended June 30, 2023
	Class A	Class I	Class T	Class D	Class N	Class M-I	Class T2	Class Z
Basic and diluted net income per share:
Allocation of net income before performance fee	$3,722	$10,839	$162	$2,636	$616	$346	$499	$66
Allocation of performance fees	—	—	—	—	—	—	—	—
Total Numerator	$3,722	$10,839	$162	$2,636	$616	$346	$499	$66
Denominator - weighted average number of common shares outstanding	4,259,030	12,401,571	185,311	3,015,871	704,952	395,663	571,271	75,000
Basic and diluted net income per share:	$0.87	$0.87	$0.87	$0.87	$0.87	$0.87	$0.87	$0.87

NOTE 12 — DISTRIBUTIONS

In order to qualify as a REIT, the Company is required, among other things, to distribute dividends each taxable year of at least 90% of its taxable income determined without regard to the dividends-paid deduction and excluding net capital gains, and to meet certain tests regarding the nature of the Company's income and assets. The Company expects that its board of directors will continue to declare distributions payable monthly in arrears. Any distributions the Company makes will be at the discretion of its board of directors, considering factors such as its earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. The Company commenced operations on May 30, 2013 and elected taxation as a REIT for the year ended December 31, 2013. Distributions for each month are payable on the first business day following the record date. Any distributions reinvested by the stockholders in accordance with the Company's dividend reinvestment plan are reinvested at the per share NAV of the same class determined at the close of business on the first business day following the record date.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)
The tables below shows the aggregate declared distribution amount for each period presented based on the actual declared amounts for such period.

	Three Months Ended
	March 31, 2024	June 30, 2024	Six Months Ended June 30, 2024
Declared distribution amount per share, before adjustment for class-specific fees	$0.22486	$0.22484
Distributions paid or payable in cash	$1,912	$1,954	$3,866
Distributions reinvested	2,010	2,006	4,016
Distributions declared	$3,922	$3,960	$7,882
Class A Shares issued upon reinvestment	33,805	33,408	67,213
Class I Shares issued upon reinvestment	70,863	71,517	142,380
Class T Shares issued upon reinvestment	500	476	976
Class D Shares issued upon reinvestment	24,960	24,398	49,358
Class N Shares issued upon reinvestment	4,936	5,061	9,997
Class M-I Shares issued upon reinvestment	6,365	6,780	13,145
Class T2 Shares issued upon reinvestment	5,347	5,523	10,870

	Three Months Ended
	March 31, 2023	June 30, 2023	Six Months Ended June 30, 2023
Declared distribution amount per share, before adjustment for class-specific fees	$0.22477	$0.22491
Distributions paid or payable in cash	$2,129	$2,107	$4,236
Distributions reinvested	2,357	2,227	4,584
Distributions declared	$4,486	$4,334	$8,820
Class A Shares issued upon reinvestment	31,585	34,718	66,303
Class I Shares issued upon reinvestment	78,943	83,047	161,990
Class T Shares issued upon reinvestment	836	459	1,295
Class D Shares issued upon reinvestment	28,498	21,117	49,615
Class N Shares issued upon reinvestment	3,849	4,726	8,575
Class M-I Shares issued upon reinvestment	3,099	3,645	6,744
Class T2 Shares issued upon reinvestment	4,350	4,653	9,003

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2024	June 30, 2024	Six Months Ended June 30, 2024
Class A	$767	$774	$1,541
Class I	2,178	2,209	4,387
Class T	19	16	35
Class D	573	563	1,136
Class N	131	135	266
Class M-I	116	121	237
Class T2	121	125	246
Class Z	17	17	34
Distributions declared	$3,922	$3,960	$7,882

	Three Months Ended
	March 31, 2023	June 30, 2023	Six Months Ended June 30, 2023
Class A	$783	$799	$1,582
Class I	2,575	2,490	5,065
Class T	40	28	68
Class D	725	633	1,358
Class N	153	155	308
Class M-I	86	93	179
Class T2	107	119	226
Class Z	17	17	34
Distributions declared	$4,486	$4,334	$8,820

NOTE 13 — INCOME TAXES

The Company believes that it has operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2013, when it first elected REIT status. In each calendar year that the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it meets certain criteria and distributes its REIT taxable income to its stockholders. Distributions declared and paid by the Company may consist of ordinary income, qualifying dividends, return of capital, capital gains or a combination thereof. The characterization of the distributions into these various components will impact how the distributions are taxable to the stockholder who received them. Distributions that constitute a return of capital generally are non-taxable and will reduce the stockholder's basis in the shares. The characterization of the distributions is generally determined during the month of January following the close of the tax year.

Net worth and similar taxes paid to certain states where the Company owns real estate properties were $9 and zero for the three months ended June 30, 2024 and 2023, respectively. Net worth and similar taxes paid to certain states where the Company owns real estate properties were $66 and $27 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 14 — SEGMENT INFORMATION

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

For the three and six months ended June 30, 2024 and 2023, the Company had three segments with reportable information: Real Estate Properties, Real Estate Equity Securities and Real Estate Loans. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives. The following tables set forth the carrying value, revenue and the components of operating income of the Company's segments reconciled to total assets as of June 30, 2024 and December 31, 2023 and net income (loss) for the three and six months ended June 30, 2024 and 2023.

	Real Estate Properties	Real Estate Equity Securities	Real Estate Loans	Total
Carrying value as of June 30, 2024	$382,881	$110	$1,154,171	$1,537,162
Receivables	6,417	—	4,377	10,794
Deferred leasing costs	2,069	—	—	2,069
Prepaid and other assets	1,604	—	—	1,604
Subtotal	$392,971	$110	$1,158,548	$1,551,629

Reconciliation to total assets of June 30, 2024
Carrying value per reportable segments				$1,551,629
Other assets				6,367
Total assets				$1,557,996

Carrying value as of December 31, 2023	$373,806	$109	$1,182,995	$1,556,910
Receivables	5,210	—	4,238	9,448
Deferred leasing costs	2,647	—	—	2,647
Prepaid and other assets	1,393	—	—	1,393
Subtotal	$383,056	$109	$1,187,233	$1,570,398

Reconciliation to total assets of December 31, 2023
Carrying value per reportable segments				$1,570,398
Other assets				6,358
Total assets				$1,576,756

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

Three Months Ended June 30, 2024	Real Estate Properties	Real Estate Equity Securities	Real Estate Loans	Total
Property related income	$10,384	$—	$—	$10,384
Investment income on marketable securities	—	1	—	1
Total revenues	10,384	1	—	10,385
Segment operating expenses	(2,926)	(7)	—	(2,933)
Net unrealized change in fair value of investment in marketable securities	—	(2)	—	(2)
Change in net assets of consolidated CMBS trust	—	—	177	177
Operating income (loss) - segments	$7,458	$(8)	$177	$7,627

Three Months Ended June 30, 2023
Property related income	$10,714	$—	$—	$10,714
Investment income on marketable securities	—	1	—	1
Total revenues	10,714	1	—	10,715
Segment operating expenses	(3,361)	(6)	—	(3,367)
Net realized gain on sale of real estate	15,426	—	—	15,426
Loss on extinguishment of debt	(131)	—	—	(131)
Net unrealized change in fair value of investment in marketable securities	—	2	—	2
Change in net assets of consolidated CMBS trust	—	—	657	657
Operating income (loss) - segments	$22,648	$(3)	$657	$23,302

	Three Months Ended June 30,
Reconciliation to net income	2024	2023
Operating income - segments	$7,627	$23,302
Interest Income	32	—
General and administrative expenses	(664)	(587)
Advisory expenses	(652)	(782)
Depreciation	(2,367)	(2,890)
Amortization	(795)	(978)
Operating income	3,181	18,065
Interest expense	(3,192)	(3,284)
Net (loss) income	$(11)	$14,781

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

Six Months Ended June 30, 2024	Real Estate Properties	Real Estate Equity Securities	Real Estate Loans	Total
Property related income	$20,270	$—	$—	$20,270
Investment income on marketable securities	—	2	—	2
Total revenues	20,270	2	—	20,272
Segment operating expenses	(5,954)	(12)	—	(5,966)
Net realized gain upon sale of marketable securities	—	4	—	4
Net realized gain upon partial sale of investment in CMBS Trust	—	—	465	465
Net unrealized change in fair value of investment in marketable securities	—	(5)	—	(5)
Change in net assets of consolidated CMBS trust	—	—	382	382
Operating income (loss) - segments	$14,316	$(11)	$847	$15,152

Six Months Ended June 30, 2023
Property related income	$23,882	$—	$—	$23,882
Investment income on marketable securities	—	44	—	44
Total revenues	23,882	44	—	23,926
Segment operating expenses	(6,562)	(14)	—	(6,576)
Net realized gain on sale of real estate	15,968	—	—	15,968
Net realized gain upon sale of marketable securities	—	3,472	—	3,472
Loss on extinguishment of debt	(131)	—	—	(131)
Net unrealized change in fair value of investment in marketable securities	—	(1,281)	—	(1,281)
Change in net assets of consolidated CMBS trust	—	—	1,422	1,422
Operating income - segments	$33,157	$2,221	$1,422	$36,800

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
June 30, 2024
(Unaudited)
(in thousands, except share and per share data)

	Six Months Ended June 30,
Reconciliation to net income	2024	2023
Operating income - segments	$15,152	$36,800
Interest Income	60	—
General and administrative expenses	(1,351)	(1,263)
Advisory expenses	(1,300)	(1,650)
Depreciation	(4,709)	(5,713)
Amortization	(1,308)	(2,945)
Operating income	6,544	25,229
Interest expense	(6,490)	(6,343)
Net income	$54	$18,886

NOTE 15 — ECONOMIC DEPENDENCY
The Company depends on RREEF America and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company's shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that RREEF America or the Dealer Manager is unable to provide such services, the Company would be required to find alternative service providers.

NOTE 16 — COMMITMENTS AND CONTINGENCIES
In the normal course of business, from time to time, the Company may be involved in legal actions relating to the ownership and operations of real estate investments. In the Company's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.
The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments. All of the Company's properties were subject to assessments, involving visual inspections of the properties and their neighborhoods. The Company carries environmental liability insurance on its properties that provides coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company does not believe such environmental assessments will have a material adverse impact on the Company's consolidated financial position or results of operations in the future.

NOTE 17 — SUBSEQUENT EVENTS

Except as disclosed above in Notes 7 and 10, the Company has evaluated subsequent events through the date of filing of this Form 10-Q and concluded that no material subsequent events have occurred since June 30, 2024.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements, the notes thereto and the other unaudited financial data included in this Quarterly Report on Form 10-Q, or this Quarterly Report. The following discussion should also be read in conjunction with our audited consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2023. We further invite you to visit our website, www.rreefpropertytrust.com, where we routinely post additional information about our Company, such as, without limitation, our daily net asset value, or NAV, per share. The contents of our website may be deemed material and are not incorporated by reference. The terms “we,” “us,” “our” and the “Company” refer to RREEF Property Trust, Inc. and its subsidiaries.

The NAV per share is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX, ZRPTMX, ZRPTNX, ZRPTTX, ZRPTUX and ZRPTDX for our Class A shares, Class I shares, Class M-I shares, Class N shares, Class T shares, Class T2 shares and Class D shares, respectively. The NAV per share for our Class S shares will be available on the Company's website and via NASDAQ's Mutual Fund Quotation System once the first sale of shares for this share class has occurred.

All dollar amounts included in this Quarterly Report on Form 10-Q are presented in thousands, except for per share data.

Forward-Looking Statements

Certain statements contained in this Quarterly Report on Form 10-Q, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guaranty of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “plan,” “potential,” “predict” or other similar words.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission, or the SEC. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this Quarterly Report on Form 10-Q. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of the risk factors identified in “Risk Factors” of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2023.

Overview

We are a Maryland corporation formed on February 7, 2012, our inception date, to invest in a diversified portfolio of high-quality, income-producing commercial real estate properties and other real estate-related assets. We are an externally advised, perpetual-life corporation that initially elected to be taxed as a REIT for federal income tax purposes for the calendar year ended December 31, 2013. We invest primarily in the office, industrial, retail and residential sectors of the commercial real estate industry in the United States and may also invest in the self-storage sector. We also invest in real estate-related assets, which include common and preferred stock of publicly-traded REITs and other real estate companies, which we refer to as “real estate equity securities,” and debt investments backed by real estate, which we refer to as “real estate loans.” We hold our properties, real estate-related assets and other investments through RREEF Property Operating Partnership, LP, or our operating partnership, of which we are the sole general partner.

Our board of directors has ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, our board of directors has delegated to RREEF America L.L.C., or our advisor, authority to manage our day-to-day business in accordance with our investment objectives, strategy, guidelines, policies and limitations. Our advisory agreement is renewable annually upon approval by our board of directors, including a majority of our independent directors. The current term expires on August 2, 2025.

We raise capital through a combination of public and private offerings of our shares of common stock. Our initial public offering commenced on January 3, 2013, through which we raised $102,831 (the "Initial Public Offering"). Our second public offering commenced in July 12, 2016, through which we raised $132,994 (the "Second Public Offering"). Our third public offering commenced on January 8, 2020, through which we raised $149,580 (the "Third Public Offering"). On August 10, 2023, our fourth public offering commenced (the "Fourth Public Offering"). We have registered for sale in our Fourth Public Offering up to $2,000,000 of shares of our common stock to be sold on a "best efforts" basis in any combination of Class A, Class I, Class M-I, Class N, Class S, Class T or Class T2 common stock.

On January 20, 2016, we launched a private offering of up to a maximum of $350,000 of our Class D shares (the “Reg D Private Placement”). The Reg D Private Placement is being conducted pursuant to Rule 506(c) of Regulation D promulgated under the Securities Act.

On November 17, 2020, we commenced a separate private offering of up to a maximum of $300,000 in Class D shares under Regulation S promulgated under the Securities Act (the "Reg S Private Placement" and, together with the Reg D Private Placement, the "Private Placements"). We refer to the Initial Public Offering, Second Public Offering, Third Public Offering, Fourth Public Offering and the Private Placements collectively as our “offerings.”

The per share purchase price of our common stock varies from day-to-day, and on any given business day, for a given share class, is equal to our NAV of such share class divided by the number of shares of our common stock outstanding for such share class as of the end of business on such day, plus, for Class A, Class D, Class S and Class T2 shares only, applicable selling commissions and dealer manager fees.

We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to regulatory approval of our filing for additional offerings, we intend to sell shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous public offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous public offering. The public offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the Fourth Public Offering at any time.

Portfolio Information

Real Estate Property Portfolio

As of June 30, 2024, we owned 13 properties diversified across geography and sector. Excluding our residential properties with leases that roll over approximately every year, as of June 30, 2024, our weighted average remaining lease term for active leases was 3.6 years. The following table sets forth certain additional information about the properties we owned as of June 30, 2024:

Property	Location	Rentable Square Feet	Number of Leases/Units	Leased(1)
Office Properties
Heritage Parkway	Woodridge, IL	94,233	—	—%
Loudoun Gateway	Sterling, VA	102,015	1	100.0
Office Total		196,248	1	81.4
Retail Properties
Wallingford Plaza(2)	Seattle, WA	30,761	5	100.0
Terra Nova Plaza	Chula Vista, CA	96,114	1	46.3
Elston Plaza(3)	Chicago, IL	92,911	10	94.2
Providence Square(4)	Marietta, GA	222,805	25	98.6
Retail Total		442,591	41	89.2
Industrial Properties
Commerce Corner	Logan Township, NJ	259,910	2	100.0
Miami Industrial
Palmetto Lakes	Miami Lakes, FL	182,919	1	100.0
Hialeah I	Miami, FL	57,000	—	—
Hialeah II	Miami, FL	50,000	1	100.0
Seattle East Industrial	Redmond, WA	210,321	1	100.0
Industrial Total		760,150	5	96.0
Residential Properties
The Flats at Carrs Hill	Athens, GA	135,896	138	99.7
The Glenn	Centennial, CO	274,688	306	99.7
Residential Total		410,584	444	99.7
Grand Total		1,809,573	47/444	94.9%

(1) Leased percentage is based on executed leases as of June 30, 2024, is calculated based on square footage for a single property and is weighted by relative property value when calculated for more than one property together.
(2) Wallingford Plaza is ground floor retail plus two floors of office space.
(3) The total square footage for Elston Plaza includes a freestanding bank branch of 4,860 square feet that is subject to a ground lease to a single tenant.
(4) The total square footage for Providence Square includes a freestanding restaurant of 5,779 square feet that is subject to a ground lease to a single tenant.

Real Estate Equity Securities Portfolio

As of June 30, 2024, our real estate equity securities portfolio consisted of publicly-traded common stock of 30 REITs with a value of $110 allocated across multiple property type sectors. We believe that investing a portion of our proceeds from our offerings into a diversified portfolio of common and preferred shares of REITs and other real estate operating companies will provide the overall portfolio some flexibility with near-term liquidity as well as potentially enhance our NAV over a longer period. Our real estate equity securities portfolio is regularly reviewed and evaluated to determine whether the securities held continue to serve their original intended purposes.

From our inception until the first quarter of 2023, we have invested in a portfolio of publicly-traded REIT securities to potentially enhance performance of the overall portfolio while also providing a source of liquidity available to fund redemptions or other needs. During the first quarter of 2023, in considering the then-current market volatility as well as higher liquidity demands across the non-listed REIT industry in general, we took advantage of a temporary rise in publicly-traded REIT security values and converted nearly all of our securities portfolio into cash. This resulted in a net realized gain to us of approximately $3,472. Our strategy to invest in a real estate securities portfolio has not changed and we will look to increase our allocation to real estate securities as conditions improve.

Real Estate Loan Portfolio

In October 2022, we purchased all of the Class D certificates and certain interest-only certificates of CMBS securitized through a trust (the “CMBS Trust”) sponsored by the Federal Home Loan Mortgage Corporation ("Freddie Mac") for a total investment of $30,855, excluding closing costs and the net accrued interest receivable. The Class D certificates represent the most subordinate tranche of the CMBS Trust issued through Freddie Mac's K-Series program. The Class D certificates are a zero-coupon investment with a term of nearly ten years that was purchased at a significant discount to its par value.

The Class D certificates contain certain rights which under GAAP are considered the controlling class because they provide the owner with the power to direct the activities that most significantly impact the performance of the CMBS Trust. As a result, we were required to consolidate the CMBS Trust. In addition, we elected the fair value option under GAAP and thus reported all the assets of the CMBS Trust as real estate loans held in consolidated CMBS Trust at fair value, and we reported bonds payable held in consolidated CMBS Trust at the fair value of all the certificates that we did not own. As of June 30, 2024, these amounts were $1,154,171 and $1,128,583, respectively. However, the amount of such liability and their related assets can only be satisfied through the cash flows from the underlying loans which are managed and disbursed directly to the other certificate holders by the administrator of the CMBS Trust. Accordingly, we did not have any rights to those receivables from, nor any obligation to, those other certificate holders. The net difference between the above referenced amounts represented the amount of our actual investment.

In February and March 2024, we sold our investments in the interest-only certificates issued by the CMBS Trust for approximately $7,588, excluding accrued interest. The sale of the interest-only certificates did not affect the accounting treatment described in the previous paragraph.

In July 2024, we sold our entire investment in the Class D certificates issued by the CMBS Trust for approximately $25,588. After this sale, we do not own any securities issued by the CMBS Trust.

Market Outlook

Commercial Real estate values have gradually increased during the six months ended June 30, 2024, according to the General Services Administration in June 2024. The nascent recovery is subject to changes in the capital markets, but we believe that the balance of risks tilts toward lower, not higher, interest rates. The core Personal Consumption Expenditure (PCE) index increased 2.6% (year-over-year) in May 2024, but excluding housing, which we believe is a lagging component, it increased 2.0% year-over-year, in line with the Federal Reserve’s target in June 2024. While the Federal Reserve is in no hurry to cut interest rates, we believe that it will do so as falling housing measures result in a continued decrease of PCE inflation.

The Federal Reserve’s quarterly Summary of Economic Projections in June 2024 suggests that once it begins to cut interest rates, it will continue over time until such rates fall below 3.0% . We believe that long-term rates will not drop as much as short-term rates, in large part due to the currently inverted yield curve, as noted by the Federal Reserve in June 2024. However, according to DWS and the Federal Reserve, history shows a strong (0.9) correlation between long- and short-term rates, implying that directionally, the former will come down as well. Lower long-term yields could compress capitalization rates, supporting real estate values. Regardless of whether and to the extent that short-term and long-term interest rates fall below current levels, however, we believe that real estate is positioned to deliver competitive returns. The combination of falling real estate values and resilient net operating incomes (NOI) has lifted income returns to their highest levels in nearly a decade, according to the National Council of Real Estate Fiduciaries (NCREIF) in March 2024. Moreover, we believe that the outlook for rent growth is increasingly bright.

Fundamentals have softened, based on data from NCREIF: vacancies increased 80 basis points from the second quarter of 2022 to 6.1% in the first quarter of 2024 (although they remained well below their 33-year average of 8.5%), while NOI growth decelerated from 11.5% (year-over-year) to 5.4%. In part, the slowdown, as evidenced in the NCREIF data from March 2024, reflects a reset from the pandemic, when, according to CBRE’s Economic Analysis (CBRE-EA) in March 2024, e-commerce and social distancing fueled booming demand in the industrial and residential sectors. Also according to CBRE-EA in March 2024, apartment absorption has since rebounded, a pattern that in our view will be repeated in the industrial sector. Thereafter, we believe that structural forces, including housing shortages for the residential sector and e-commerce for the industrial sector, will propel demand.

A larger factor has been a wave of development triggered by the COVID-19 pandemic demand surge, according to CBRE-EA in March 2024, when industrial and apartment supply reached record levels in 2023 and the first quarter of 2024. However, based on sector weights from NCREIF in March 2024, Costar data shows construction starts have dropped 67% from their 2022 peak, pointing to a sharp reduction in deliveries in 2025. As demand revives from the lows associated with the COVID-19 pandemic into an emerging supply void, we believe that fundamentals will strengthen materially, supporting rental growth averaging 3%-4% annually over several years (more in the industrial sector, less in the office sector).

In our view, elevated yields and robust rent growth prospects are launching a new cycle, one driven by cash flows rather than capitalization rate compression, which is unsustainable in perpetuity. We believe capitalization rates could fall too, if and when interest rates decline, and we believe investors should position for that eventuality. Regardless, we believe that the ingredients are in place for a rewarding real estate recovery.

Results of Operations

As of June 30, 2024, we owned 13 properties, a small portfolio of real estate equity securities and a real estate loan investment as described above under "Portfolio Information." We expect to continue to raise additional capital, increase our borrowings and make future investments in our targeted segments of real estate properties, real estate equity securities and real estate loans, which we believe will have a significant impact on our future results of operations.

The following table illustrates the changes in our income statement components for the three and six months ended June 30, 2024.

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Revenues
Property related income	$10,384	$10,714	$(330)	$20,270	$23,882	$(3,612)
Interest income	32	—	32	60	—	60
Investment income on marketable securities	1	1	—	2	44	(42)
Total revenues	10,417	10,715	(298)	20,332	23,926	(3,594)
Expenses
General and administrative expenses	671	593	78	1,363	1,277	86
Property operating expenses	2,926	3,361	(435)	5,954	6,562	(608)
Advisory fees	652	782	(130)	1,300	1,650	(350)
Depreciation	2,367	2,890	(523)	4,709	5,713	(1,004)
Amortization	795	978	(183)	1,308	2,945	(1,637)
Total operating expenses	7,411	8,604	(1,193)	14,634	18,147	(3,513)
Net realized gain upon sale of real estate	—	15,426	(15,426)	—	15,968	(15,968)
Net realized gain upon sale of marketable securities	—	—	—	4	3,472	(3,468)
Loss on extinguishment of debt	—	(131)	131	—	(131)	131
Net realized gain upon partial sale of investment in CMBS Trust	—	—	—	465	—	465
Net unrealized change in fair value of investment in marketable securities	(2)	2	(4)	(5)	(1,281)	1,276
Change in net assets of consolidated CMBS Trust	177	657	(480)	382	1,422	(1,040)
Operating income	3,181	18,065	(14,884)	6,544	25,229	(18,685)
Interest expense	(3,192)	(3,284)	92	(6,490)	(6,343)	(147)
Net (loss) income	$(11)	$14,781	$(14,792)	$54	$18,886	$(18,832)

Three and Six Months Ended June 30, 2024 and 2023

Property Related Income

Our property related income for the three months ended June 30, 2024 decreased compared to the 2023 period primarily due to the dispositions of the Allied Drive property on June 26, 2023 and Anaheim Hills Office Plaza on September 6, 2023. These decreases were partially offset by the Allstate Insurance Company early lease termination for which we recognized $1,465 in termination income for the three months ended June 30, 2024. Our property related income for the six months ended June 30, 2024 decreased compared to the 2023 period primarily due to the dispositions of the Allied Drive property on June 26, 2023 and Anaheim Hills Office Plaza on September 6, 2023, and the 2023 Bed, Bath & Beyond early lease termination, which required us to fully recognize the remaining unamortized below market lease intangible of $2,342. These decreases were partially offset by the 2024 Allstate Insurance Company early lease termination for which we recognized $2,400 in termination income for the six months ended June 30, 2024.

Interest Income

Our interest income is generated from automated, overnight sweeps of cash to an interest-bearing account.

Investment Income on Marketable Securities

Since our inception, we have invested in a portfolio of publicly-traded REIT securities to potentially enhance performance of the overall portfolio while also providing a source of liquidity available to fund redemptions or other needs. In considering then-current market volatility as well as higher liquidity demands across the non-listed REIT industry in general, during the first quarter of 2023 we took advantage of a temporary rise in publicly-traded REIT security values and converted nearly all of our securities portfolio into cash. This resulted in lower investment income for the three and six months ended June 30, 2024 compared to the 2023 periods. Our strategy to invest in a real estate securities portfolio has not changed and we will look to increase our allocation to real estate securities as broader equity market conditions improve.

General and Administrative

Our general and administrative expenses include a variety of corporate expenses, the largest of which for the three and six months ended June 30, 2024 were directors and officers insurance, audit fees and legal costs. Compared to the three and six months ended June 30, 2023, the 2024 periods saw higher legal, income tax, tax consulting, and independent director compensation.

Property Operating Expenses

Property operating expenses for the three and six months ended June 30, 2024 decreased from the same period in 2023 due to the dispositions of Allied Drive on June 26, 2023 and Anaheim Hills Office Plaza on September 6, 2023, which was partially offset by higher costs at several properties generally for insurance, professional fees, legal, utilities and snow removal.

Advisory Fees

The fixed component of the advisory fee pursuant to the advisory agreement is equal to 1% per annum of the NAV for each share class and is calculated and accrued daily and reflected in our NAV per share. The fixed component of the advisory fee was lower in the 2024 periods compared to the 2023 periods which is commensurate with the overall decrease in our average NAV due to higher share redemptions as well as property valuation declines.

In accordance with our advisory agreement, our advisor can earn the performance component of the advisory fee when the total return to stockholders of a particular share class exceeds a required per annum hurdle for such share class (the “Hurdle Amount”). The performance component is calculated separately for each share class and is comprised of the distributions paid to stockholders in each share class combined with the change in the price per share of each share class. For any calendar year in which the total return per share allocable to a class exceeds the Hurdle Amount for such class, RREEF America will receive a percentage of the aggregate total return allocable to such class. The performance component of the advisory fee is payable annually based on the results for the entire calendar year. The actual performance component that our advisor could earn in the current calendar year depends on several factors, including but not limited to the performance of our investments, our expenses and interest rates. For the three and six months ended June 30, 2024 and 2023, the performance fees did not meet the criteria for accrual in accordance with GAAP, resulting in no performance component of the advisory fee.

Depreciation and Amortization

Depreciation and amortization decreased for the three and six months ended June 30, 2024 due to the dispositions of Allied Drive on June 26, 2023 and Anaheim Hills Office Plaza on September 6, 2023. For the three months ended June 30, 2024 this decrease was partially offset by $287 related to acceleration of lease commission amortization at Heritage Parkway due to the Allstate Insurance Company lease termination. Additionally for the six months ended June 30, 2024, amortization declined significantly from the same period in 2023 due to the 2023 recognition of $897 of remaining unamortized acquired intangible assets at Terra Nova Plaza due to the termination of the lease for Bed, Bath & Beyond.

Sale of Real Estate

On January 12, 2023, we sold a small portion of land and granted an easement over land to a state authority with a combined total area of approximately 0.4 acres from The Flats at Carrs Hill property for approximately $657, resulting in a net realized gain of $542.

On June 26, 2023, we sold the Allied Drive property for $41,900, resulting in a net realized gain of $15,426.

Marketable Securities

Historically, we have invested in a portfolio of publicly-traded REIT securities to potentially enhance performance of the overall portfolio while also providing a source of liquidity available to fund redemptions or other needs. In considering then-current market volatility as well as higher liquidity demands across the non-listed REIT industry in general, during the first quarter of 2023 we took advantage of a temporary rise in publicly-traded REIT security values and converted nearly all of our securities portfolio into cash. This resulted in a net realized gain to us of approximately $3,472. Thereafter, due to the reduced size of our portfolio of investments in publicly-traded REIT securities, the securities portfolio is rebalanced on a less frequent basis, resulting in a much lower net realized gain or loss occurring after the date of selling most of the securities portfolio.

Gain Upon Partial Sale of Investment in CMBS Trust

In February and March of 2024, we sold our investments in the interest-only certificates issued by the CMBS Trust, resulting in net realized gains of $465.

Changes in Net Assets of CMBS Trust

In October 2022, we purchased an investment in CMBS securities issued through the CMBS Trust. Under GAAP, we were required to consolidate the entire CMBS Trust, because we had the power to direct certain activities of the CMBS Trust that could most significantly impact the overall performance of the CMBS Trust. In connection therewith, we elected to fair value the securities issued by the CMBS Trust. Further, we elected to present interest income and interest expense from the consolidated activities of the CMBS Trust, along with any unrealized gain or loss in fair value of our investment in the CMBS Trust, together as a single line item as changes in net assets of the consolidated CMBS Trust. On July 18, 2024, we sold our entire investment in the Class D certificates issued by the CMBS Trust for $25,588 in a transaction with an unaffiliated third party. Such transaction represented the most reliable evidence of the fair value of our CMBS investment and accordingly we have reflected this fair value in our consolidated financial statements as of and for the three and six months ended June 30, 2024. As a result, the increase in net assets of the CMBS Trust is was relatively nominal compared to the prior periods.

Interest Expense

The lower interest expense for the three months ended June 30, 2024 compared to the 2023 period was primarily due to a lower weighted average outstanding balance on the Wells Fargo Line of Credit, partially offset by a higher weighted average interest rate of 7.6% compared to 6.8% for the 2023 period. For the six months ended June 30, 2024, the higher interest expense compared to the 2023 period was primarily due to a higher weighted average interest rate on the Wells Fargo Line of Credit of 7.6% compared to 6.6% for the 2023 period, partially offset by a lower weighted average outstanding balance. Our total outstanding loan balance as of June 30, 2024 consisted of 72% fixed rate loans and 28% floating rate loans.

We expect our interest expense to increase in future periods because we anticipate acquiring additional properties or making real estate debt investments with borrowings, including by utilizing additional property-specific debt as a form of permanent financing along with continuing to use the Wells Fargo Line of Credit. Interest rates available for both fixed and floating rate financing of property acquisitions have increased significantly over the past two years in response to higher U.S. Treasury rates, higher inflation, recent bank failures, war and concerns over a potential coming recession. Consequently, higher interest rates will cause us to incur higher interest costs on our floating rate line of credit, and may reduce the availability of reasonable financing rates relative to yields on property investments.

Inflation

The increase in inflation since mid-2021 as evidenced by the consumer price index, and the extent to which it continues, may have an impact on our property operating expenses. While inflation has more recently declined, when the economy will see a reduction of inflation to historical averages remains subject to countless economic, regulatory and population driven variables.

With the exception of leases with tenants in residential properties, we seek to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions include annual contractual base rent increases, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases, annual reimbursement of operating expenses above a certain allowance. Notwithstanding these provisions, periods of excessive or prolonged inflation and rising interest rates may negatively impact our tenants’ businesses, resulting in increased vacancy, concessions or bad debt expense, which may adversely and materially affect our net operating income and NAV. Due to the generally long-term nature of our commercial leases, and inflation since the second quarter of 2021, contractual annual rent increases have not, and may not in the future, be sufficient to cover inflation and may result in rental rates that are below market. Leases in residential properties generally expire on an annual basis and do not typically present the same concerns regarding inflation protection due to their short-term nature and our ability to increase rents in an attempt to keep up with inflation.

In addition, prices for certain construction materials have risen significantly over the past year. While we have incurred typical ongoing capital expenditures for property improvements and maintenance, such costs have been relatively immaterial to date. We currently have one development project ongoing at Commerce Corner, which commenced in October 2023 and is estimated to be completed in the third quarter of 2024. Such project is subject to a guaranteed maximum price construction contract that eliminates the risk of additional increases in the cost of certain materials and labor. Future significant capital projects may be impacted by increased material and/or labor costs.

NAV per Share

Our NAV per share is calculated by The Bank of New York Mellon Corporation ("BNY") in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a purchase price for our shares sold in our offerings as well as establishing a redemption price for our share repurchase plan. Our advisor is responsible for overseeing, and is ultimately responsible for, the calculation of our NAV and our NAV per share as performed by BNY.

Each class of our common stock has an undivided interest in our assets and liabilities, other than class-specific liabilities. In accordance with the valuation guidelines, BNY calculates our NAV per share for each class after the end of each business day, using a process that reflects several components, including, but not limited to, (1) estimated values of each of our properties based upon individual appraisal reports provided periodically by our independent valuation advisor and other third-party independent valuation firms, (2) the value of our liquid assets for which third party market quotes are available, (3) estimated values of our other real estate equity securities and non-held-to-maturity real estate loan investments, as provided by independent valuation agents, and (4) estimated accruals and amortizations of our operating revenues and expenses, including our organization and offering expenses. No rule or regulation requires that we calculate NAV in a certain way. While we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase or redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

At the end of each business day, before taking into consideration additional issuances of shares of capital stock, redemptions or class-specific fee accruals for that day, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV. Changes in our daily NAV will include, without limitation and as applicable, daily accruals and amortizations of our net portfolio income, interest expense, unrealized/realized gains and losses on assets, offering costs and any expense reimbursements. Costs incurred by us under the expense support agreement will be allocated to all classes of shares of our common stock on a pro rata basis as and when such amounts are reimbursed to our advisor. In addition, offering costs associated with all of our offerings (including any private offerings) will be allocated to all classes, on a pro rata basis. The net portfolio income will be calculated and accrued on the basis of data extracted from (1) the monthly budget for each property and at the company level, including organization and offering expenses and certain operating expenses, (2) interest accruals and premium or discount amortization on real estate loans, (3) material, unbudgeted non-recurring income and expense events such as capital expenditures, prepayment penalties, assumption fees, tenant buyouts, lease termination fees and tenant turnover with respect to our properties when our advisor becomes aware of such events and the relevant information is available, (4) material investment acquisitions and dispositions occurring during the month and (5) reports from other vendors impacting our aggregate NAV. Acquisition costs with respect to each acquired property are amortized on a daily basis into our NAV over a five-year period following the acquisition date. Costs of purchasing or originating real estate loan investments will be amortized over the term of the investment. On an ongoing basis, BNY will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of daily accruals for which financial information is available.

Prior to the initiation of our current follow-on offering period, and prior to initiation of future follow-on offering periods, we have incurred and will incur certain costs in preparation for such follow-on offering periods, which we refer to as prepaid offering costs. Such costs will benefit the entire follow-on offering period to which they relate and as such will be amortized on a straight-line basis over the anticipated follow-on offering period into the NAV for each class of shares beginning upon commencement of each particular follow-on offering. Organization and offering costs incurred during an active follow-on offering period will be deducted from our NAV on an accrual basis as they are incurred. In the event our advisor agrees to pay some or all of our organization and offering costs prior to the commencement of an offering period and agrees to defer reimbursement of such costs, then such costs will be amortized into the daily NAV calculation as such costs are reimbursed to our advisor. We will allocate all of our offering costs to all outstanding shares of all classes on a pro rata basis, each day that we calculate a NAV for a given class of shares. Similarly, any payments made by our dealer manager of reimbursable offering costs in connection with our offerings on our behalf will also be recognized and reflected in our daily NAV for all share classes on a pro rata basis.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand), the deduction of any other liabilities and the allocation of income and expenses, BNY will incorporate any class-specific adjustments to our NAV, including additional issuances and redemptions of our common stock and accruals of class-specific fees such as distribution fees. Our share classes may have different fee accruals associated with the advisory fee we will pay our advisor because the performance component of our advisory fee is calculated separately with respect to each class. At the close of business on the date that is one business day after each record date for any declared distribution, which we refer to as the “distribution adjustment date,” our NAV for each class will be reduced to reflect the accrual of our liability to pay the distribution to our stockholders of record of each class as of the record date. NAV per share for each class is calculated by dividing such class’s NAV at the end of each trading day by the number of shares outstanding for that class on such day.

The following table provides a breakdown of the major components of our total NAV and NAV per share as of June 30, 2024:

Components of NAV	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share	Per Class D Share	Per Class N Share	Per Class M-I Share	Per Class T2 Share	Per Class Z Share
Investments in real estate (1)	$495,500	$25.55	$25.72	$25.80	$25.74	$25.55	$25.54	$25.44	$25.75
Investments in real estate equity securities (2)	110	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Real estate loans held in consolidated CMBS Trust, net (3)	27,616	1.42	1.43	1.44	1.44	1.43	1.42	1.42	1.43
Other assets, net (4)	10,813	0.56	0.56	0.56	0.56	0.56	0.56	0.56	0.56
Line of credit (5)	(72,452)	(3.74)	(3.76)	(3.77)	(3.77)	(3.74)	(3.74)	(3.72)	(3.76)
Mortgage loans payable (5)	(189,532)	(9.78)	(9.84)	(9.87)	(9.85)	(9.78)	(9.78)	(9.74)	(9.84)
Other liabilities, net (4)	(11,679)	(0.60)	(0.61)	(0.63)	(0.60)	(0.60)	(0.58)	(0.60)	(0.64)
Net asset value	$260,376	$13.42	$13.51	$13.54	$13.53	$13.43	$13.43	$13.37	$13.51
Note: No Class S shares were outstanding as of June 30, 2024.

(1)  Our investments in real estate are included at fair value as determined by our advisor based on appraisals completed by our independent valuation advisor or another independent third-party appraiser. Although our independent valuation advisor performs the majority of the valuations, our valuation guidelines require that on a rotating basis, approximately 1/12th of our properties in any particular month must be appraised by one or more independent third-party appraisers who are not affiliated with us, our advisor or our independent valuation advisor. Newly acquired, consolidated properties are initially valued at cost and thereafter join the daily valuation process during the first full quarter in which we own the property. On an ongoing basis, our advisor monitors our properties for events that our advisor believes may be expected to have a material impact on the most recent estimated values provided by our independent appraisers, and notifies our independent valuation advisor of such events, if any. If, on any given day, in the opinion of our independent valuation advisor, an event identified by our advisor, or an event that becomes known to our independent valuation advisor through other means, is likely to have a material impact on previously provided estimated values of the affected properties, our independent valuation advisor will prepare a revised valuation for such properties. As of June 30, 2024, the value of our investments in real estate was approximately 6.8% more than their historical cost.

(2)  As of June 30, 2024, our investments in real estate equity securities consisted entirely of common stock of publicly traded REITs, which are included in our NAV at fair value based on publicly available pricing information provided by third parties. The value of our investments in real estate equity securities was approximately 27.7% more than their historical cost.

(3) Under GAAP, we were required to consolidate the CMBS Trust because we had the power to direct certain activities of the CMBS Trust that may most significantly affect the performance of the CMBS Trust. In connection therewith, we elected the fair value option available under GAAP and therefore recorded our investment in the consolidated CMBS Trust at fair value in our GAAP-based consolidated financial statements. If not for the consolidation requirement, GAAP allows debt investments classified as held-to-maturity to be recorded at amortized cost, and as such, we valued our investment in the consolidated CMBS Trust at amortized cost for purposes of determining our NAV. As of June 30, 2024, the amortized cost of our net investment in real estate loans held in consolidated CMBS Trust was approximately 7.9% more than its carry value under GAAP. In July 2024, we decided to reclassify our investment in the CMBS Trust as available for sale, at which time we adjusted the valuation of our investment in the CMBS Trust to estimated fair value based on a valuation from an independent valuation agent. We subsequently sold our investment in the CMBS Trust for approximately $25,588.

(4) Other assets and other liabilities include normal operating items such as cash, accounts receivable, prepaids, accounts payable and due to affiliates, and other accrued liabilities. Each of these are valued at their current carry value as they are typically short term in nature.

(5) Our line of credit is valued at cost. Any other debt obligations originated by us will be valued at amortized cost, while any debt obligations assumed by us in connection with a transaction will be valued at the time of assumption pursuant to the purchase price allocation as required by GAAP. Thereafter, assumed debt will not be revalued but rather the discount or premium that resulted from the purchase price allocation will be amortized over the remaining term of the instrument. Liabilities allocable to a specific class of shares will only be included in the NAV calculation for that class.

As of June 30, 2024, all properties were appraised by a third-party appraisal firm in addition to our independent valuation advisor. Set forth below are the weighted averages of the key assumptions used in the appraisals of the properties by type as of June 30, 2024.

	Discount Rate	Exit Capitalization Rate
Office properties	10.00%	8.59%
Retail properties	7.56%	6.54%
Industrial properties	7.23%	5.63%
Residential properties	6.83%	5.58%

These assumptions are determined by our independent valuation advisor or by separate third-party appraisers. A change in these assumptions would impact the calculation of the value of our property investments. The table below shows the approximate decrease in the value of our property investments assuming an increase of 0.25% in the weighted-average discount rate or the weighted-average exit capitalization rate as of June 30, 2024.

	Discount Rate	Exit Capitalization Rate
Office properties	(2.0)%	(1.9)%
Retail properties	(1.8)%	(2.2)%
Industrial properties	(1.9)%	(2.7)%
Residential properties	(1.9)%	(2.6)%

The table below sets forth a reconciliation of our stockholders' equity to our NAV, which we calculate for the purpose of establishing the purchase and redemption price for our shares, as of June 30, 2024.

	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share	Per Class D Share	Per Class N Share	Per Class M-I Share	Per Class T2 Share	Per Class Z Share
Total stockholders' equity	$122,893	$6.34	$6.37	$6.38	$6.38	$6.35	$6.35	$6.30	$6.37
Plus:
Unrealized gain on real estate investments (1)	31,556	1.63	1.64	1.64	1.64	1.63	1.63	1.62	1.64
Difference in net assets of consolidated CMBS Trust (2)	2,029	0.10	0.11	0.11	0.11	0.10	0.10	0.10	0.11
Accumulated depreciation (3)	53,698	2.77	2.79	2.80	2.79	2.77	2.77	2.76	2.79
Accumulated amortization (3)	33,013	1.70	1.71	1.72	1.72	1.70	1.70	1.70	1.71
Deferred offering costs and expenses (4)	22,332	1.15	1.16	1.16	1.16	1.15	1.15	1.15	1.16
Less:
Deferred rent receivable (5)	(5,145)	(0.27)	(0.27)	(0.27)	(0.27)	(0.27)	(0.27)	(0.26)	(0.27)
Net asset value	$260,376	$13.42	$13.51	$13.54	$13.53	$13.43	$13.43	$13.37	$13.51
Note: No Class S shares were outstanding as of June 30, 2024.

(1) Our investments in real estate are presented under historical cost in our GAAP consolidated financial statements. As such, any increases in the fair value of our investments in real estate are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate are recorded at fair value.

(2) Under GAAP, we were required to consolidate the CMBS Trust because we had the power to direct certain activities of the CMBS Trust that may most significantly affect the performance of the CMBS Trust. In connection therewith, we elected the fair value option available under GAAP and therefore recorded our investment in the consolidated CMBS Trust at fair value in our GAAP-based consolidated financial statements. If not for the consolidation requirement, GAAP allows debt investments classified as held-to-maturity to be recorded at amortized cost, and as such, we were reflecting our investment in the consolidated CMBS Trust at amortized cost for purposes of determining our NAV. In July 2024, we decided to reclassify our investment in the CMBS Trust as available for sale, at which time we adjusted the valuation of our investment in the CMBS Trust to estimated fair value based on a valuation from an independent valuation agent. We subsequently sold our investment in the CMBS Trust for approximately $25,588.

(3) Recording of depreciation and amortization are required under GAAP for historical cost financial statements. Because we include our investments in real estate at fair value when determining our NAV, the accumulated depreciation and amortization recorded under GAAP are eliminated for purposes of determining our NAV.

(4) The deferred costs and expenses of $22,332 include amounts that have been accrued as a liability under GAAP but are initially excluded from the NAV calculation. The deferred costs and expenses include $17,523 in estimated future trailing fees that will be deducted from the NAV on a daily basis as and when they become payable to DWS Distributors, Inc., or the dealer manager. Additionally, the deferred costs and expenses include $5,010 payable to our advisor which is reflected in due to affiliates and note to affiliate on our consolidated balance sheet but is not yet payable and will be deducted from the NAV as and when they are reimbursed to our advisor in accordance with the advisory agreement, the expense support agreement and the ESA letter agreement dated March 24, 2020 amending the advisory agreement and expense support agreement. Lastly, the deferred cost and expenses above is net of the difference in recognition between GAAP and our NAV calculation for (i) certain offering costs and (ii) compensation costs related to the shares granted to our independent directors.

(5) Under GAAP, rental revenue is recorded on a straight-line basis where the total contractual revenue for a given lease is recognized for the same average amount per month over the lease term. The estimate of fair value for real estate generally does not reflect this straight-line concept and as such, the amount of rent accrued but not yet billed to the tenants (deferred rent receivable) is not considered in determining our NAV.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

•a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;
•we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or
•the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, global, national or regional events, such as the wars in Ukraine and the Middle East, higher interest rates, inflation, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties and leases within our portfolio. The extent to which these events impact our investments and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence.

Funds from Operations and Adjusted Funds from Operations

We believe that funds from operations, or FFO, and adjusted funds from operations, or AFFO, in combination with net income or loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that we use to evaluate our operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net income or loss or to cash flows from operating activities, both as determined by GAAP, as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information, and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations. In addition, other REITs may define FFO and AFFO measures differently and thus choose to treat certain accounting line items in a manner different from us due to differences in investment and operating strategy or for other reasons.

FFO

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO is a non-GAAP supplemental financial performance measure that excludes certain items such as real estate-related depreciation and amortization and the impact of certain non-recurring items such as realized gains and losses on sales of certain real estate assets. We believe FFO is a meaningful supplemental financial performance measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assume that the value of real estate assets diminishes predictably over time. Additionally, realized gains and losses on sales of certain real estate assets (such as real property or real estate related debt investments) generally occur infrequently. As a result, excluding these items from FFO aids our analysis of our ongoing operations. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

AFFO

We believe that AFFO is a non-GAAP supplemental financial performance measure that is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO. Compared to FFO, AFFO additionally excludes items such as acquisition-related costs (if expensed in accordance with GAAP), straight-line rent, amortization of above- and below-market lease intangibles and lease incentives, amortization of restricted stock awards, amortization of deferred financing costs, amortization of the discount on the note to affiliate, gains or losses on extinguishment of debt, the net unrealized change in the fair value of our investments in marketable securities and the net unrealized change in the fair value of our investment in the CMBS Trust. Beginning with the second quarter of 2023, we removed the adjustment for the performance fee from the calculation of AFFO. The prior year presentation of AFFO has been revised accordingly.

We use FFO and AFFO, among other things: (i) to evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) as metrics in evaluating our ongoing distribution policy. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with these same performance metrics used by us in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net income or loss or to cash flows from operating activities, both as determined by GAAP, and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate AFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry at which point we may adjust our calculation and characterization of AFFO.

The following unaudited table presents a reconciliation of net income (loss) to FFO and AFFO.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(11)	$14,781	$54	$18,886
Real estate related depreciation	2,367	2,890	4,709	5,713
Real estate related amortization	795	978	1,308	2,945
Realized gain on sale of real estate	—	(15,426)	—	(15,968)
Net realized gain upon partial sale of investment in CMBS Trust	—	—	(465)	—
NAREIT defined FFO	$3,151	$3,223	$5,606	$11,576
Straight line rents, net	(1,928)	(127)	(1,247)	(263)
Amortization of above- and below-market lease intangibles, net	(113)	(109)	(227)	(2,569)
Amortization of lease incentive	26	26	52	52
Loss on extinguishment of debt	—	131	—	131
Net unrealized change in fair value of investment in marketable securities	2	(2)	5	1,282
Net unrealized change in fair value of investment in CMBS Trust	(177)	(351)	(169)	(810)
Amortization of restricted stock awards	20	15	39	25
Amortization of deferred financing costs	244	163	488	266
Amortization of discount on note to affiliate	49	47	97	93
AFFO	$1,274	$3,016	$4,644	$9,783

Liquidity and Capital Resources

Our primary needs for liquidity and capital resources are to fund our investments in accordance with our investment strategy and policies, make distributions to our stockholders, redeem shares of our common stock pursuant to our share redemption plan, pay our offering and operating fees and expenses and pay interest on any outstanding indebtedness.

Over time, we generally intend to fund our cash needs for items, other than asset acquisitions and material capital improvements, from operations. Our cash needs for acquisitions and material capital improvements will be funded primarily from the sale of shares of our common stock in our offerings or from sales of other investments. The amount we may raise in such offerings is uncertain and dependent on a number of factors, including the impacts of recent bank failures, rising interest rates and the general view of investors toward commercial real estate. We intend to contribute any additional net proceeds from our offerings that are not used or retained to pay the fees and expenses attributable to our operations to our operating partnership.

We generally intend to maintain sufficient liquidity at all times to satisfy our operational needs and the maximum potential monthly redemptions under our share redemption plan. As of June 30, 2024, among our cash balances, our real estate securities portfolio, and the available borrowing capacity on our Wells Fargo Line of Credit (as defined below), we had liquidity of $8,465.

We may also satisfy our cash needs for acquisitions and material capital improvements through the assumption or incurrence of debt. On January 27, 2023, we entered into a second amended and restated secured revolving line of credit with Wells Fargo Bank, National Association, thereby changing certain terms and provisions, including extending the maturity date to February 28, 2025 (the "Wells Fargo Line of Credit").

On September 1, 2023, we added Commerce Corner to the Wells Fargo Line of Credit thereby adding RPT 1109 Commerce Corner, LLC, as a borrower under the Wells Fargo Line of Credit.

On September 7, 2023, a wholly-owned indirect subsidiary of ours entered into a guaranteed maximum price construction contract in connection with the Commerce Expansion. Commerce Corner is a 259,910 rentable square-foot, 100% leased state-of-the-art, multi-tenant warehouse and distribution center which we acquired in 2014. The Commerce Expansion is expected to cost approximately $29 million and construction commenced in the fourth quarter of 2023 with substantial completion expected to be achieved approximately 12 months later. The Commerce Expansion is being undertaken to accommodate the growth initiatives of Performance Food Group (NYSE: PFGC), who has entered into a 15-year lease with us to take possession of the Commerce Expansion space upon its substantial completion. In connection therewith, Performance Food Group's lease for its existing space at Commerce Corner has been similarly extended to be coterminous, bringing Performance Food Group's footprint to approximately 301,000 square feet once the Commerce Expansion is complete. Performance Food Group has one five-year extension option exercisable at least 180 days prior to the expiration of the 15-year lease.

On December 27, 2023, we entered into a third amendment to the Wells Fargo Line of Credit (the "Third Amendment"). The Third Amendment added CIBC Inc. ("CIBC") to the credit facility as an additional lender; increased the maximum commitment amount from $100,000 to $120,000; allocated the maximum commitment amount between the Revolving Commitment and the Construction Commitment (each, as defined under the Wells Fargo Line of Credit); and revised or suspended certain covenants. The maximum commitment amount of $120,000 is bifurcated as follows: $75,600 to the Revolving Commitment and $44,400 to the Construction Commitment. The Revolving Commitment and Construction Commitment will both be allocated 70.83% to Wells Fargo and 29.17% to CIBC. Pursuant to the Third Amendment, the Wells Fargo Line of Credit incurs interest based on the 30-day average of the secured overnight financing rate ("SOFR") plus a spread of 225 basis points. The term was extended from February 28, 2025 to December 27, 2025. We also continue to serve as guarantor to the Wells Fargo Line of Credit.

For the Revolving Commitment, as of June 30, 2024, the borrowers' maximum borrowing capacity was $44,545, and the borrowers' outstanding balance was $40,824. For the Construction Commitment, as of June 30, 2024, the borrowers' maximum borrowing capacity was $44,400, and the borrowers' outstanding balance was

$31,628. The remaining unfunded portion of the Construction Commitment will be used to fully fund the remaining costs of the Commerce Expansion. As of June 30, 2024, the weighted average interest rate was 7.57%.

The Wells Fargo Line of Credit has a current maximum capacity of $120,000, and we have the option to expand the Wells Fargo Line of Credit up to a maximum capacity of $250,000 upon satisfaction of specified conditions. Each requested expansion must be for at least $25,000 and may result in the Wells Fargo Line of Credit being further syndicated.

At any time, the borrowing capacity under the Wells Fargo Line of Credit for the Revolving Commitment is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 9.5% based on the in-place net operating income of the collateral pool as defined or (3) the maximum capacity of the Revolving Commitment. Proceeds from the Revolving Commitment can be used to fund acquisitions, redeem shares pursuant to our share redemption plan and for any other corporate purpose. Proceeds from the Construction Commitment can be used only to fund construction activities related to the Commerce Expansion.

The Wells Fargo Line of Credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be at least four properties in the collateral pool at all times, and the collateral pool must also meet specified concentration provisions, unless waived by the lender. Certain concentration covenants are suspended until such time that the number of properties encumbered by the Wells Fargo Line of Credit reaches six. In connection with the Commerce Expansion, Commerce Corner will not be included in the borrowing base during the construction period. Upon completion of the Commerce Expansion, we expect that Commerce Corner will become a borrowing base property. In addition, the guarantor must meet tangible net worth hurdles. As of June 30, 2024, we were in compliance with all covenants.

Historically, we have entered into property specific mortgage loans to finance the acquisition of certain properties, or refinance certain properties off of the Wells Fargo Line of Credit to increase available borrowing capacity under the Wells Fargo Line of Credit to fund future property acquisitions. The following table presents a summary of the property specific mortgage loans in place as of June 30, 2024. Each of the below mortgage loans has a fixed interest rate for the entire term of the mortgage loan. In addition, each mortgage loan contains provisions allowing for (a) a one-time transfer of the loan to an unaffiliated borrower at the sole discretion of the lender and upon payment of applicable fees, and (b) full prepayment of the mortgage loan within allowable windows subject to payment of applicable penalties, if any.

Lender	Encumbered Property	Outstanding Balance	Interest Rate	Maturity Date
State Farm Life Insurance Company	Elston Plaza	$16,643	3.89	July 1, 2026
Massachusetts Mutual Life Insurance Company	The Glenn	66,000	3.02	December 1, 2028
Transamerica Life Insurance Company	Wallingford Plaza	6,549	4.56	January 1, 2029
Nationwide Life Insurance Company	Providence Square	29,700	3.67	October 5, 2029
JPMorgan Chase Bank	Seattle East Industrial	45,140	3.87	January 1, 2030
Nationwide Life Insurance Company	The Flats at Carrs Hill	25,500	5.51	July 1, 2030
		$189,532

Aggregate future principal payments due on the Wells Fargo Line of Credit and mortgage loans payable as of June 30, 2024 are as follows:

Year	Amount
Remainder of 2024	$239
2025	72,944
2026	16,247
2027	145
2028	72,069
Thereafter	100,340
Total	$261,984

In the future, as our assets increase, it may not be commercially feasible or we may not be able to secure an adequate line of credit to fund acquisitions, redemptions or other needs. Interest rates available for both fixed and floating rate financing of property acquisitions have increased significantly over the past few quarters in response to higher U.S. Treasury rates, higher inflation, recent bank failures, war and concerns over a potential coming recession, as well as other general economic and/or geopolitical conditions. Consequently, higher interest rates will cause us to incur higher interest costs on our floating rate line of credit, and may reduce the availability of reasonable financing rates relative to yields on property investments. Moreover, actual availability of financing capital may be reduced at any given time if the values of our investments decline, such as that which may occur as a result of inflation, higher interest rates or an expected or actual recession.

Expense Payments by Our Advisor

Pursuant to the advisory agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates. Costs eligible for reimbursement include most third-party operating expenses, salaries and related costs of its employees who perform services for us (but not those employees for which RREEF America earns a separate fee or those employees who are our executive officers) and travel related costs for its employees who incur such costs on our behalf. We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitations described below regarding the 2%/25% guidelines as defined in our advisory agreement. As of June 30, 2024, we owed $82 to our advisor for such costs.

On May 29, 2013, we entered into an expense support agreement with our advisor, which was amended and restated most recently on January 20, 2016, which we refer to as the expense support agreement. Pursuant to the terms of the expense support agreement, our advisor incurred expenses related to our operations which we refer to as expense payments. These expense payments included, without limitation, expenses that are organization and offering costs and operating expenses under the advisory agreement. As of December 31, 2015, our advisor had incurred $9,200 in expense payments, which was the maximum amount of expense payments allowed under the expense support agreement. We have not received any expense support from our advisor under the expense support agreement since January 1, 2016.

On March 24, 2020, we and our advisor entered into a second letter agreement which superseded the previous letter agreement, which we refer to as the ESA letter agreement. The ESA letter agreement provides, in part, that our obligations to reimburse our advisor for expense payments under the expense support agreement are suspended until the first calendar month following the month in which we have reached $500,000 in offering proceeds from our offerings, which we refer to as the ESA commencement date. Since our inception through June 30, 2024, we raised $460,658 from the sale of shares of our common stock, including proceeds from our dividend reinvestment plan. Pursuant to the ESA letter agreement, our advisor agreed to permanently waive reimbursement of $3,567 of expense payments related to organization and offering costs from our Initial Public Offering. As a result, we currently owe $5,383 to our advisor under the expense support agreement. Beginning the month following the ESA commencement date, we will make monthly reimbursement payments to our advisor in the amount of $250 for the first 12 months and $198 for the second 12 months. In addition, pursuant to the ESA letter agreement, if RREEF America is serving as our advisor at the time that we or our operating partnership undertakes a liquidation, our remaining obligations to reimburse our advisor for the unpaid monthly reimbursements under the expense support agreement shall be waived.

Limits on Expense Reimbursement

In all cases, reimbursement payments to our advisor will be subject to reduction as necessary in order to ensure that such reimbursement payment will not cause the aggregate organization and offering costs paid by us for any particular offering to exceed 15% of the gross proceeds from the sale of shares in such offering as of the date of the reimbursement payment, and such reimbursement payment will not adversely affect our ability to maintain our qualification as a REIT for federal tax purposes.

In addition to the reimbursement limitations for organization and offering costs, we are also limited in the amount of operating expenses that we may reimburse our advisor. Pursuant to our charter, we may reimburse our advisor, at the end of each fiscal quarter, for total operating expenses incurred by our advisor; provided, however, that we may not reimburse our advisor at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of our average invested assets or 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (which we refer to as the 2%/25% guidelines) for such four-quarter period. Notwithstanding the foregoing, we may reimburse our advisor for expenses in excess of the 2%/25% guidelines if a majority of our independent directors determine that such excess expenses, which we refer to as an excess amount, are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2024, our total operating expenses (as defined in our charter) were $5,169, which did not exceed the 2%/25% guidelines.

Pursuant to the expense support agreement, the amount of the reimbursement payment paid in any calendar quarter will not be aggregated with our cumulative operating expenses for any four consecutive calendar quarters that includes the calendar quarter in which such reimbursement payment is paid, and instead the amount of the unreimbursed expense payments comprising such reimbursement payment will have previously been aggregated with our total operating expenses for the four calendar quarter periods ending with the calendar quarter in which such expense payment was originally incurred, which we refer to as prior 2%/25% periods. If an unreimbursed expense payment incurred during a prior 2%/25% period exceeded the 2%/25% guidelines for such prior 2%/25% period, the amount of such excess will only be reimbursed pursuant to the expense support agreement to the extent that our independent directors previously approved such excess with respect to the applicable prior 2%/25% period.

We anticipate our offering and operating fees and expenses will include, among other things, the advisory fee that we pay to our advisor, the selling commissions, dealer manager and distribution fees we pay to the dealer manager, legal and audit expenses, federal and state filing fees, printing expenses, transfer agent fees, marketing and distribution expenses and fees related to appraising and managing our properties. We will not have any office or personnel expenses as we do not have any employees. Our advisor will incur certain of these expenses and fees, for which we may reimburse our advisor, subject to certain limitations. Additionally, our advisor may allocate to us out-of-pocket expenses in connection with providing services to us, including our allocable share of our advisor’s overhead, such as rent, utilities and personnel costs for personnel who are directly involved in the performance of services to us and are not our executive officers. Furthermore, our dealer manager incurs certain bona fide offering expenses in connection with the distribution of our shares for which we are required to reimburse the dealer manager. Ultimately, total organization and offering costs incurred in a given offering will not exceed 15% of the gross proceeds from such offering. The total organization and offering costs paid by our advisor did not cause us to exceed the 15% limitation as of June 30, 2024 with respect to any of our public offerings. If, in future periods, the total organization and offering costs paid by our advisor and the dealer manager cause us to exceed the 15% limitation with respect to any of our current or prior public offerings, or any subsequent public offering, the excess would not be reflected on our consolidated balance sheet as of the end of such period. In such event, we may become obligated to reimburse all or a portion of this excess as we raise additional proceeds from such public offering. As of June 30, 2024, our total organization and offering costs incurred with respect to our current public offering and any of our prior public offerings did not exceed the 15% limitation for each such offering.

Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flow Analysis

Cash flow provided by operating activities during the six months ended June 30, 2024 was $4,438 while cash flow provided by operating activities during the six months ended June 30, 2023 was $7,373. The 2024 period was lower than the 2023 period primarily due to property sales in mid 2023, as well as a couple of spaces that were vacant in 2024 but not in 2023. These decreases were partially offset by the recognition of termination income due to the Allstate Insurance Company lease termination at Heritage Parkway, and low deferred leasing cost payments for new and renewed leases.

Cash flow used in investing activities of $4,121 for the six months ended June 30, 2024 was driven by improvements to our real estate investments, primarily for construction of the Commerce Expansion, partially offset by the sale of our interest-only certificates issued by the CMBS Trust. Cash flow provided by investing activities during the six months ended June 30, 2023 was $69,860, which was driven by the sale of our Allied Drive property in June 2023 and near full liquidation of our securities portfolio.

Cash flow used in financing activities was $748 for the six months ended June 30, 2024. We used the proceeds from the sale of our interest-only certificates issued by the CMBS trust to make payments against our outstanding balance on the Wells Fargo Line of Credit. We used capital raised in our offerings plus funds borrowed from our Wells Fargo Line of Credit to pay redemptions and costs of the Commerce Expansion.

Cash flow used in financing activities was $72,703 for the six months ended June 30, 2023. This was primarily due to proceeds from the sale of our Allied Drive property, the sale of our securities portfolio and the refinance of the mortgage loan on The Flats at Carrs Hill. The proceeds from each of these activities was used to reduce the outstanding balances on our Wells Fargo Line of Credit. Additionally, we paid financing costs of $1,109 to amend and extend our Wells Fargo Line of Credit, as well as to refinance the mortgage loan on The Flats at Carrs Hill. We used capital raise in our offerings plus funds borrowed from our Wells Fargo Line of Credit to pay redemptions.

Distributions

Our board of directors has authorized and we declared cash distributions for each month which were payable monthly for each share of our common stock outstanding. The table below shows the aggregate declared distribution amount per share for each period presented. Stockholders for each share class will receive a net amount per share that includes a deduction for applicable distribution fees and dealer manager fees.

	Three Months Ended
	March 31, 2024	June 30, 2024	Six Months Ended June 30, 2024
Distributions:
Declared distribution amount per share, before adjustment for class-specific fees	$0.22486	$0.22484
Distributions paid or payable in cash	$1,912	$1,954	$3,866
Distributions reinvested	2,010	2,006	4,016
Distributions declared	$3,922	$3,960	$7,882

Net cash provided by Operating Activities:	$2,701	$1,737	$4,438

Funds From Operations:	$2,455	$3,151	$5,606

For the six months ended June 30, 2024, our distributions were covered 56.3% by cash flow from operations and 43.7% by borrowings. We expect that we will continue to pay distributions monthly in arrears. Any distributions not reinvested will be payable in cash, and there can be no assurances regarding the portion of the distributions that will be reinvested. We intend to fund distributions from cash generated by operations. However, we may fund distributions from borrowings under our Wells Fargo Line of Credit, from the proceeds of our offerings or any other source.

The payment of distributions from sources other than cash flow from operations or FFO may be dilutive to our NAV per share because it may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Redemptions

For details on our redemptions, please see Note 10 (“Capitalization”) to our consolidated financial statements included in this quarterly report on Form 10-Q. Also see Part II, Item 2 “Unregistered Sales of Equity Securities and Use of Proceeds—Share Redemption Plan.”

Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the policies that relate to the following concepts:

•Real Estate Investments and Lease Intangibles
•Revenue Recognition

A complete description of such policies and our considerations is contained in Note 2 ("Summary of Significant

Accounting Policies") to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as supplemented by the most recent quarterly report on Form 10-Q.

Certain Accounting Pronouncements Effective in the Future

We refer you to Note 2 (“Summary of Significant Accounting Policies”) to our consolidated financial statements included in this quarterly report on Form 10-Q for a discussion of the potential impact on us from certain accounting pronouncements that become effective in the future, if any.

REIT Compliance and Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with the year ended December 31, 2013, and we believe that we have operated in such a manner to continue to be taxed as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax to the extent our income meets certain criteria and we distribute our REIT taxable income to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to (1) certain state and local taxes on our income, property or net worth and (2) federal income and excise taxes on undistributed income, if any income remains undistributed. Many of these requirements are highly technical and complex. We will monitor the business and transactions that may potentially impact our REIT status. If we were to fail to meet these requirements, we could be subject to federal income tax on our taxable income at regular corporate rates. We would not be able to deduct distributions paid to stockholders in any year in which we fail to qualify as a REIT. We will also be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In connection with our Wells Fargo Line of Credit, which has a variable interest rate, we are subject to market risk associated with changes in SOFR. As of June 30, 2024, we had $72,452 outstanding under our Wells Fargo line of credit bearing interest at approximately 7.57%, representing approximately a 64.7% loan-to-cost ratio. At this balance, a change in the interest rate of 0.50% would result in a change in our interest expense of $362 per annum. In the future, we may be exposed to additional market risk associated with interest rate changes as a result of additional short-term debt, such as additional borrowings under our Wells Fargo Line of Credit, and long-term debt, which, in either case, may be used to maintain liquidity, fund capital expenditures and expand our investment portfolio. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. Market fluctuations in real estate financing, macroeconomic events, recent bank failures, inflation and interest rates have, and may in the future, affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing, such as was caused by the COVID-19 pandemic during parts of 2020, or recent bank failures or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We intend to manage market risk associated with our variable-rate financing by assessing our interest rate cash flow risk through continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
We may be exposed to credit risk, which is the risk that the counterparty will fail to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We are not currently a party to any such derivative contracts.

We will be exposed to financial market risk with respect to our marketable securities portfolio. Financial market risk is the risk that we will incur economic losses due to adverse changes in equity security prices. Our exposure to changes in equity security prices is a result of our investment in these types of securities. Market prices are subject to fluctuation and, therefore, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market prices of a security may result from any number of factors, including perceived changes in the underlying fundamental characteristics of the issuer, the relative price of alternative investments, interest rates, default rates, inflation, pandemics and general market conditions. Furthermore, amounts realized on the sale of a particular security may be affected by the relative quantity of the security being sold. We do not currently engage in derivative or other hedging transactions to manage our security price risk. As of June 30, 2024, we owned marketable securities with a value of $110. While it is difficult to project what factors may affect the prices of equity securities and how much the effect might be, a 10% change in the value of the marketable securities we owned as of June 30, 2024 would result in a change of $11 to the unrealized gain or loss on marketable securities.
We sold our investment in the CMBS Trust in July 2024. Prior to the sale, we were exposed to market risk with respect our investment in the CMBS Trust due to changes in its fair value. We were required to consolidate the entire CMBS Trust because we had the power to control certain activities of the CMBS Trust that could most affect the performance of the CMBS Trust. Under GAAP, we elected to record the CMBS Trust at fair value which means we recorded an asset that encompasses the full amount of all outstanding securities issued by the CMBS Trust, and a liability for the amount of the CMBS Trust's securities which we did not own. While all of the underlying loans have fixed interest rates, the fair value of the CMBS Trust may be influenced by interest rates, market pricing of similar CMBS securities, investor sentiment for CMBS investments generally, the performance of the underlying loans and other factors. As of June 30, 2024, our net investment in the CMBS Trust was valued at $25,588. While it is difficult to project how the various factors will impact the fair value of the CMBS Trust, a 10% change in the value of our investment in the CMBS Trust would have resulted in a change to the unrealized gain or loss of $2,559.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our chief executive officer and chief financial officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of June 30, 2024, were effective to ensure that information required to be disclosed by us in this Quarterly Report is recorded, processed, summarized and reported within the time periods specified by the rules and forms promulgated under the Exchange Act and is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosures.

Internal Control over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d -15(f) of the Exchange Act) during the three months ended June 30, 2024 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

As of June 30, 2024, there were no material pending legal proceedings.

ITEM 1A. RISK FACTORS

Except as set forth below, there have been no material changes to the risk factors previously disclosed under Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2023 or under Item 1A. of our Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

There is no public trading market for shares of our common stock; therefore, your ability to dispose of your shares will likely be limited to redemption by us. If you do sell your shares to us, you may receive less than the price you paid.

There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, redemption of shares by us will likely be the only way for you to dispose of your shares and such redemptions are limited by the share redemption plan. The redemption price for your shares is not based on the price at which you initially purchased your shares. Subject to limited exceptions, purchased shares (excluding shares acquired via our distribution reinvestment plan) redeemed within 365 days of their purchase date will be subject to a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to such purchased shares which are being redeemed. As a result, you may receive less than the price you paid for your shares when you sell them to us pursuant to our share redemption plan. See “Share Purchases and Redemptions—Redeeming Shares—Short-Term Trading Discounts.”

In addition, we may redeem your shares if you fail to maintain a minimum balance of $500 in shares, even if your failure to meet the minimum balance is caused solely by a decline in our NAV. Shares redeemed for this reason are subject to the short-term trading discount of 2% if redeemed within 365 days of their purchase date. See “Share Purchases and Redemptions—Redeeming Shares—Minimum Account Redemptions.”

Our ability to redeem your shares may be limited, and our board of directors may modify or suspend our share redemption plan at any time.

The total amount of shares that we will redeem in any month will be limited to common stock of all classes of shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 2% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter and, in any calendar quarter, 5% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter. For the avoidance of doubt, both of these limits are assessed each month in a calendar quarter. Since December 2022, we have consistently received share redemption requests during each quarter in excess of 5% of our NAV, and we may in the future receive redemption requests in excess of the monthly and quarterly volume limitation. Further, our board of directors has in the past made changes to the limitations in our share redemption plan and may in the future, in certain circumstances, make changes to such redemption limitations (or repurchase fewer shares than such redemption limitations), or modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. If the full amount of all shares of our common stock requested to be redeemed as of any given month are not redeemed, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month.

The majority of our assets consists of properties which cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Should redemption requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our investment operations or pose a risk of having a material adverse impact on non-redeeming stockholders, then our board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under our share redemption plan), or none at all. In addition, our board may modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. Upon suspension of our share redemption plan, the board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again. Because our board of directors is not required to authorize the recommencement of the share redemption plan within any specified period of time, our board may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares redeemed by us may be limited and at times you may not be able to liquidate your investment. For more information see “Share Purchases and Redemptions—Redeeming Shares—Redemption Limitations.”

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The method for calculating our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the daily price at which we sell shares and the monthly price at which we redeem shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, our NAV calculations, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations, which are based on market values that assume a willing buyer and seller, may differ from liquidation values that could be realized in the event that we were forced to sell assets. You should carefully review the disclosure of our valuation policies and how NAV will be calculated, under “Net Asset Value Calculation and Valuation Guidelines.”

Due to daily fluctuations in our NAV, the price at which your purchase is executed could be higher than our NAV per share at the time you submit your purchase order, and the price at which your redemption is executed could be lower than our NAV per share at the time you submit your redemption request.

The purchase price for shares of our common stock is determined at the end of each business day based on our NAV and is not based on any established trading price. See “Net Asset Value Calculation and Valuation Guidelines.” Each accepted purchase order will be executed at a price equal to our NAV per share for the class of shares being purchased next determined after the purchase order is received in proper form and processed, plus, for certain classes of shares, up-front selling commissions and dealer manager fees. For example, if a purchase order is received and processed on a business day and before the close of business (4:00 p.m. Eastern time) on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased as determined after the close of business on that day, plus any applicable up-front selling commissions and dealer manager fees. If a purchase order is received and processed on a business day, but after the close of business on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased as determined after the close of business on the next business day, plus any applicable up-front selling commissions and dealer manager fees. See “Share Purchases and Redemptions—Buying Shares.” As a result of this process, you will not know the purchase price at the time you submit your purchase order. The purchase price per share at which your purchase order is executed could be higher than the NAV per share on the date you submitted your purchase order.

The redemption price for shares of our common stock for a given month is determined at the end of a business day which is at least 10 business days prior to the last business day of such month. Received and processed redemption requests will be effected at the redemption price for the class of shares being redeemed (subject to a 2% short-term trading discount for purchased shares, excluding shares acquired via our distribution reinvestment plan, held less than 365 days from their purchase date). See “Share Purchases and Redemptions—Redeeming Shares—General.” As a result of this process, you may not know the redemption price at the time you submit your redemption request. The redemption price per share at which your redemption request is executed could be lower than the NAV per share on the date you submitted your redemption request and it could be lower than the NAV per share on the date your redemption request is transacted.

Economic events that may cause our stockholders to request that we redeem their shares, or that may reduce our ability to raise capital, may materially adversely affect our cash flow and our ability to achieve our investment objectives.

Economic events affecting the U.S. economy, such as the negative performance of the investment real estate sector and the turbulence in the stock markets related to pandemics, inflation, higher interest rates or global or national events that are beyond our control (including wars, terrorist acts or security operations, such as the conflicts between Russia and Ukraine and between Israel and Hamas), could cause our stockholders to seek to sell their shares to us pursuant to our share redemption plan. The total amount of redemptions in any month will be limited to common stock of all classes whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 2% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter and in any calendar quarter, 5% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter. Since December 2022, we have consistently received share redemption requests during each quarter in excess of 5% of our NAV, and we may in the future continue to receive share redemption requests in excess of the monthly and quarterly volume limitation. Further, our board of directors has in the past made changes to the limitations in our share redemption plan and may in the future, in certain circumstances, make changes to such redemption limitations (or repurchase fewer shares than such redemption limitations), or modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. Even if we decide to satisfy all resulting redemption requests, our cash flow and liquidity could be materially adversely affected, and we may incur additional leverage. In addition, if we determine to sell valuable assets to satisfy redemption requests, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive and reasonably stable level of current income, could be materially adversely affected.

Similarly, such economic events may reduce our ability to raise sufficient capital for investment, or to fund our ongoing operations.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Unregistered Sales of Equity Securities

During the three months ended June 30, 2024, we completed the sale of 2,937 shares of our Class D Shares for an aggregate purchase price of approximately $40. The sale of such Class D Shares was made in connection with our private offerings of Class D shares (i) to accredited investors, which is exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) and Rule 506 of Regulation D thereunder, and/or (ii) to non-U.S. persons, which is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S thereunder (together, the “Class D Private Offerings”). DWS Distributors, Inc., the dealer manager for our continuous public offering, also serves as the placement agent for our Class D Private Offerings, and received no commissions in connection with the transactions described herein.

Share Redemption Plan

On November 27, 2012, we adopted a share redemption plan (the "Former SRP") whereby on a daily basis stockholders could request that we repurchase all or a portion of their shares of common stock. Pursuant to the the terms of the Former SRP, the redemption price per share was equal to our NAV per share of the class of shares being redeemed on the date of redemption. The total amount of redemptions in any calendar quarter was limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) was equal to 5.0% of our combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions did not reach the 5.0% limit in a calendar quarter, the unused portion generally would be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter could never exceed 10.0% of the combined NAV for all classes of shares as of the last day of the previous calendar quarter. While there was no minimum holding period, purchased shares (excluding shares acquired via our distribution reinvestment plan) redeemed within 365 days of an investor's initial date of purchase would be redeemed at our NAV per share of the class of shares being redeemed on the date of redemption less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to such purchased shares being redeemed.

On December 9, 2022, our board of directors modified the Former SRP to limit redemptions during the three months ended December 31, 2022 to 5.0% of our combined NAV as of September 30, 2022. During the fourth quarter of 2022, each quarter of 2023 and the first quarter of 2024, we received share redemption requests in excess of 5.0% of our combined NAV as of the last day of the immediately previous quarter. For these six quarters, we reached our applicable quarterly redemption volume limitation on December 19, 2022, February 23, 2023, April 25, 2023, July 4, 2023, October 9, 2023, and January 4, 2024, respectively. Pursuant to the terms of the Former SRP, all redemption requests received during a calendar quarter prior to such dates were satisfied 100% on a first-come, first-served basis. Redemptions received on these dates were satisfied on a pro rata basis at 11.7%, 43.9%, 57.4%, 34.4%, 62.2% and 84.4% of the requested amount, without regard to share class. As a result of reaching the quarterly redemption volume limitation during these quarters, we did not accept any redemption requests during the applicable quarter following the date on which such limitation was reached. Stockholders who wished to request redemption of any unfulfilled requests were required to resubmit their redemption requests beginning on the first calendar day of the following quarter.

Pursuant to the terms of our Former SRP, as the quarterly redemption volume limitation was reached on the third business day of the quarter ending March 31, 2024, redemption requests during the quarter ending June 30, 2024 were satisfied on a stockholder by stockholder basis, which was referred to as the per stockholder allocation, instead of a first-come, first-served basis. Pursuant to the per stockholder allocation, each of our stockholders were allowed to request redemption at any time during the quarter ending June 30, 2024, via one or more requests, of a total number of shares that in the aggregate did not exceed 5% of the shares of common stock the stockholder held as of March 31, 2024.

The following table sets forth information regarding redemptions of shares of our common stock by month under the Former SRP.

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Pursuant to the Program (1)
April 1 - April 30, 2024	96,214	$13.74	96,214	(1)
May 1 - May 31, 2024	6,538	13.79	6,538	(1)
June 1 - June 30, 2024	3,118	13.63	3,118	(1)
(1) Redemptions are limited as described above.

We funded these redemptions with cash flow from operations, proceeds from our offerings or borrowings on our Wells Fargo Line of Credit.

On June 21, 2024, our board of directors amended and restated our share redemption plan, effective July 1, 2024 (the "New SRP"). Pursuant to the New SRP, stockholders may request, on a monthly basis, that we redeem all or any portion of their shares of common stock, provided that such redemptions (i) will be effected at a redemption price (the “Redemption Price”) equal to the NAV per share for such applicable class of shares as of a date (the “Redemption Pricing Date”) that is at least ten business days before their redemption (the “Redemption Date”) and (ii) will be limited to no more than 2.0% of our combined NAV per month and no more than 5.0% of our combined NAV per calendar quarter, with our combined NAV for each limit to be calculated as of the last calendar day of the prior quarter. After the close of business on the Redemption Pricing Date, and in any event no later than the opening of business on the immediately following business day, we will post the Redemption Price for each class of shares of common stock on our website. In the event that there is a material change in the NAV per share between the Redemption Pricing Date and the Redemption Date, we may determine that the previously-disclosed Redemption Price is no longer appropriate. If the Redemption Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

While there is no minimum holding period, purchased shares (excluding shares acquired via our distribution reinvestment plan) redeemed within 365 days of the date of purchase will be redeemed at our NAV per share of the class of shares being redeemed on the Redemption Date less a short-term trading discount equal to 2.0% of the gross proceeds otherwise payable with respect to such purchased shares which are being redeemed.

In the event that any stockholder fails to maintain a minimum balance of $500 (not in thousands) worth of shares of common stock, we may redeem all of the shares held by that stockholder at the Redemption Price in effect for the month in which we redeem such shares, less the short-term trading discount of 2%, if applicable. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Our board of directors has the discretion to suspend or modify the New SRP at any time.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit No.	Description
3.1	Second Articles of Restatement of RREEF Property Trust, Inc., incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on February 17, 2017.
3.2	Articles Supplementary to the Second Articles of Restatement of RREEF Property Trust, Inc., incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 24, 2020.
3.3	Bylaws of RREEF Property Trust, Inc., incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 28, 2023.
4.1	Third Amended and Restated Distribution Reinvestment Plan of RREEF Property Trust, Inc., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2020.
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**
Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith
**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Anne-Marie Vandenberg
Name:	Anne-Marie Vandenberg
Title:	Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 12, 2024